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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KITE REALTY GROUP TRUST
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY—SUBJECT TO COMPLETION DATED APRIL 3, 2015

April     , 2015

Dear Fellow Shareholder:

I am pleased to invite you to the 2015 Annual Meeting of Shareholders of Kite Realty Group Trust, which will be held on Thursday, May 21, 2015, at 9:00 a.m. EDT at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204. At the meeting, shareholders will vote on the business items listed in the notice of the meeting on the following page. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.

I sincerely hope that you will attend and participate in the meeting. However, whether you plan to attend or not, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report are enclosed with this annual meeting notice and proxy statement. I encourage you to review these materials carefully and to follow the voting instructions in the proxy statement to ensure that your votes are counted.

I look forward to seeing you at the annual meeting.

Sincerely,

JOHN A. KITE
Chairman of the Board and Chief Executive Officer

KITE REALTY GROUP TRUST
30 S. Meridian Street
Suite 1100
Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2015

Dear Shareholder:

You are cordially invited to attend our 2015 annual meeting of shareholders, which will be held as follows:

WHEN:	• 9:00 a.m. EDT on Thursday, May 21, 2015

WHERE:	• Offices of Kite Realty Group Trust
• 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204

ITEMS OF BUSINESS:	• Elect nine trustees to serve one-year terms expiring in 2016;
• Approve an amendment to our declaration of trust to decrease the total number of our authorized common shares from 450,000,000 to 225,000,000;
• Approve, on an advisory basis, the compensation of our named executive officers;
• Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
• Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on April 1, 2015 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

VOTING BY PROXY:	• Shareholders may complete, date and sign the accompanying proxy card and return it in the enclosed envelope.
• Whether or not you plan to attend the annual meeting, we urge you to vote now. If you attend the meeting, you may withdraw your proxy and vote in person, if you so desire.

By Order of the Board of Trustees,

SCOTT E. MURRAY
Executive Vice President, General Counsel and Corporate Secretary

i

ii

 PROXY STATEMENT

ABOUT THE MEETING: QUESTIONS & ANSWERS

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2015 annual meeting of shareholders, to be held at 9:00 a.m. EDT on Thursday, May 21, 2015 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees (the "Board"). "We," "our," "us," and the "Company" refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2014 annual report to shareholders are first being mailed to shareholders beginning on or about April     , 2015.

What am I being asked to vote on, and what are the Board's voting recommendations?

Proposal	Proposal Description	Board's Voting Recommendation
Proposal 1: Election of Trustees	The election of nine trustees to our Board	"FOR"
Proposal 2: Amendment to Declaration of Trust	The amendment of our Articles of Amendment and Restatement of Declaration of Trust ("Declaration of Trust") to decrease the total number of our authorized common shares from 450,000,000 to 225,000,000	"FOR"
Proposal 3: Advisory Vote on Executive Compensation	The approval, on an advisory basis, of the compensation of our named executive officers	"FOR"
Proposal 4: Ratification of the Appointment of Ernst & Young LLP	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015	"FOR"

Who is entitled to vote at the annual meeting?

The close of business on April 1, 2015 is the record date for the Annual Meeting. Only holders of record of our common shares at the close of business on the record date are entitled to receive notice of, to attend and to vote at the annual meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on at the annual meeting.

Who can attend the annual meeting?

All holders of our common shares at the close of business on April 1, 2015, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of April 1, 2015.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on April 1, 2015 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the April 1, 2015 record date, there were 83,508,246 common shares outstanding.

How do I vote?

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares, and the proxy statement and proxy card were sent directly to you by us. In order to vote, you or your duly authorized agent should complete, sign and return the accompanying proxy card. You may also attend the meeting and vote in person.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy statement and proxy card were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. You may also attend the meeting and vote in person if you bring the required proxy, as discussed below.

How are proxy card votes counted?

If the accompanying proxy card is properly completed, signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy is submitted but voting instructions are not made, the persons designated as proxy holders on the proxy card will vote "FOR" the election of all nominees for our Board of Trustees named in this proxy statement; "FOR" the amendment of our Declaration of Trust to decrease the total number of our authorized common shares from 450,000,000 to 225,000,000; "FOR" the advisory vote on executive compensation; "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in the Board's own discretion. If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.

If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, under applicable rules of the New York Stock Exchange (the "NYSE") (the exchange on which our common shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds common shares for a beneficial owner does not receive voting instructions from that owner at least 10 days prior to the annual meeting, the broker may vote on the proposal only if it is considered a "routine" matter under the NYSE's rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called "broker non-vote." Pursuant to the rules of the NYSE, the election of trustees, the amendment of our Declaration of Trust and the approval of the compensation of our named executive officers are "non-routine" matters, and a brokerage firm may not vote without instructions from its client on these matters, resulting in a broker non-vote. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a "routine" matter under NYSE's rules, which means that a broker has discretionary voting authority to the extent it has not received voting instructions from its client on the matter.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the annual meeting. If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Will any other matters be voted on?

The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the annual meeting. The proxy does, however, confer discretionary authority upon the persons designated as proxy holders on the proxy card, or their substitutes, to vote on any other business that may properly come before the meeting. If the annual meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

May I change or revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) delivering a written notice of revocation to our Secretary at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, (ii) delivering a duly executed proxy bearing a later date to us or (iii) attending the meeting and voting in person. If your common shares are held by a broker, bank or any other persons holding common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.

Who is soliciting the proxies and who pays the costs?

The enclosed proxy for the annual meeting is being solicited by the Board. Proxies also may be solicited, without additional compensation, by our trustees and officers by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. It is anticipated that banks, brokers and other custodians, nominees and fiduciaries will forward proxy materials to the beneficial owners of our common shares to obtain their voting instructions and that we will reimburse such persons for their out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of nine trustees, each with terms expiring at the 2015 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified.

NOMINEES FOR ELECTION AT THE 2015 ANNUAL MEETING

The nominees for election at the 2015 annual meeting are:

  1.
  John A. Kite
  2.
  William E. Bindley
  3.
  Victor J. Coleman
  4.
  Lee A. Daniels
  5.
  Gerald W. Grupe
  6.
  Christie B. Kelly
  7.
  David R. O'Reilly
  8.
  Barton R. Peterson
  9.
  Charles H. Wurtzebach

Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that all of our trustee nominees except for Mr. John A. Kite are "independent" trustees under the rules of the NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees. Alternatively, the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

The names, principal occupations and certain other information about the trustee nominees, as well as the key qualifications that led our Corporate Governance and Nominating Committee to conclude that such person is qualified to serve as a trustee, are set forth below.

JOHN A. KITE – Chairman of the Board of Trustees and Chief Executive Officer
Age: 49 Trustee Since: 2004 Committees: None
Background:
Mr. Kite has served as Chairman of the Board since December 2008, as a trustee since our formation in March 2004 and as our Chief Executive Officer since our initial public offering in August 2004. He also served as our President from our initial public offering until December 2008. From 1997 to our initial public offering in 2004, he served as President and Chief Executive Officer of our predecessor and other affiliated companies (the "Kite Companies"). Mr. Kite is responsible for the Company's strategic planning, operations, acquisitions and capital markets activities. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago and he holds a B.A. degree in Economics from DePauw University.
Qualifications:
Mr. Kite's long tenure as our company's leader provides us with stability and continuity. In particular, Mr. Kite has in-depth, long-standing knowledge of our assets, operations, markets and employees. Mr. Kite continues to provide our Board of Trustees and management team with invaluable experience in managing and operating our real estate company.

WILLIAM E. BINDLEY – Lead Independent Trustee
Age: 74 Trustee Since: 2004 Committees: Compensation Committee (Chairman), Corporate Governance and Nominating Committee
Background:
Mr. Bindley has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. He founded Priority Healthcare Corporation, a NASDAQ-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states. Mr. Bindley served as Chairman of Priority Healthcare from 1995 to 2002, Chief Executive Officer from 1994 to 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health, Inc. in February 2001. He previously served on the boards of Cardinal Health, Inc., Key Bank, NA (Cleveland, Ohio), Bindley Western Industries, Priority Healthcare Corporation, and Shoe Carnival, Inc. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) degree from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the President's Advisory Council at Purdue University.
Qualifications:
Mr. Bindley, through his extensive experience in leading health-care focused companies, brings our Board valuable insight into the operations of businesses outside of the real estate sector. Further, Mr. Bindley brings to our Board extensive public company leadership experience and is particularly well-equipped to address matters such as public company governance and compensation matters. In addition, his leadership of Bindley Capital Partners, LLC provides our Board insight into the investment community and experience with financial matters.

VICTOR J. COLEMAN – Independent Trustee
Age: 53 Trustee Since: 2012 Committees: Compensation Committee, Corporate Governance and Nominating Committee
Background:
Mr. Coleman is the Chairman of the Board and Chief Executive Officer of Los Angeles-based Hudson Pacific Properties, Inc. (NYSE symbol: HPP), a New York Stock Exchange real estate investment trust. Prior to the formation of HPP, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a Board Director, leading a public offering of its shares on the NYSE in 1996 and eventually selling Arden to GE Capital in 2006. From 2006 to 2009, Mr. Coleman served on the board of Douglas Emmett, Inc., a New York Stock Exchange real estate investment trust (NYSE symbol: DEI). Mr. Coleman is an active community leader serving on the boards of The Los Angeles Coalition for the Economy & Jobs, Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, Westmark School and the Los Angeles Chapter of WPO. Mr. Coleman is also a member of the President's Council of The Real Estate Roundtable, the Leadership Council of International Medical Corps and the Founding Board of Directors for the Ziman Center for Real Estate at UCLA's Anderson School of Management. Mr. Coleman holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts from the University of California, Berkeley.
Qualifications:
Mr. Coleman's significant real estate experience is an invaluable asset to our company and our Board of Trustees. Mr. Coleman brings critical real estate investment industry expertise to our company. He also has keen insight into the investment community as the chairman and chief executive officer of a publicly listed real estate investment trust.

LEE A. DANIELS – Independent Trustee
Age: 73 Trustee Since: 2014 Committees: Corporate Governance and Nominating Committee
Background:
Mr. Daniels founded Lee Daniels & Associates, LLC in February 2007, a consulting firm for government and community relations, where he is currently employed. Mr. Daniels also currently serves as a Distinguished Fellow in the Political Science Department and Special Assistant to the President for Government and Community Relations at Elmhurst College. From 2007 to 2012, Mr. Daniels was a licensed real estate broker (working through Lee Daniels & Associates, LLC from 2007 to 2009 and through Daniels Sloan, LLC from 2009 to 2012). From 1992 to 2006, Mr. Daniels was an equity partner at the Chicago law firm of Bell Boyd & Lloyd, and previously had been an equity partner at Katten Muchin & Zavis from 1982 to 1991 and Daniels & Faris from 1967 to 1982. From 1971 to 1974, Mr. Daniels served as Special Assistant Attorney General for the State of Illinois. Mr. Daniels served as a member of the Illinois House of Representatives from 1975 to 2007, and was Speaker of the Illinois House of Representatives from 1995 to 1997 and the Republican Leader from 1983 to 2003.

Mr. Daniels has served as a director of Inland Real Estate Income Trust, Inc., a publicly registered, non-traded real estate investment trust, since February 2012. Mr. Daniels has also served on the Board of Directors for Haymarket Center in Chicago since June 2010. Mr. Daniels previously served as an independent director of Inland Diversified Real Estate Trust, Inc., a publicly-registered, non-traded real estate investment trust, from September 2008 until June 2014. Mr. Daniels also previously served on the boards of Suburban Bank of Elmhurst and Elmhurst Federal Savings and Loan Association and on the Board of Governors and Healthcare Board of Trustees for Elmhurst Memorial Hospital. Mr. Daniels received his bachelor degree from University of Iowa in Iowa City and received his law degree from The John Marshall Law School in Chicago, Illinois.

Qualifications:
Mr. Daniels brings to the Board of Trustees a depth of knowledge and experience regarding government and community relations, based on his more than forty-five years of legal practice and government experience. He also has real estate experience as a director of publicly-registered real estate investment trusts and as a commercial real estate broker.

GERALD W. GRUPE – Independent Trustee
Age: 76 Trustee Since: 2014 Committees: Audit Committee
Background:
Mr. Grupe was an independent director of Inland Diversified Real Estate Trust, Inc., a publicly registered, non-traded real estate investment trust, from October 2009 until June 2014. Mr. Grupe founded Ideal Insurance Agency, Inc. ("Ideal"), serving as president and chief executive officer from June 1980 to June 2009. Ideal provides insurance program administration, claims administration and related services to public and quasi-public entities in Illinois, including representing the Volunteer Firemen's Insurance Services, for which Mr. Grupe served as regional director from June 1974 to June 2009. Mr. Grupe retired from Ideal in June 2009. In addition, Mr. Grupe served as the chairman of the board of the Illinois Public Risk Fund from 1984 to June 2006 and its treasurer from June 2006 to June 2009.
Qualifications:
Mr. Grupe, through his extensive experience in the insurance industry, brings our Board of Trustees valuable insight into the operations of businesses outside of the real estate sector. His leadership of Ideal and the Illinois Public Risk Fund provides our Board with unique insight into risk management.

CHRISTIE B. KELLY – Independent Trustee
Age: 54 Trustee Since: 2013 Committees: Audit Committee
Background:
Ms. Kelly is the global chief financial officer of Jones Lang LaSalle Incorporated (NYSE symbol: JLL), a publicly traded financial and professional services firm specializing in real estate. She joined Jones Lang LaSalle in July 2013, bringing with her 25 years of experience in financial management, mergers and acquisitions, information technology and investment banking. From 2009 to June 2013, she was the executive vice president and chief financial officer of Duke Realty Corporation (NYSE symbol: DRE), a publicly traded real estate investment trust. Prior to that, she was a Senior Vice President, Global Real Estate, with Lehman Brothers, where she led real estate equity syndication in the United States and Canada. She spent most of her early career at General Electric, holding a variety of domestic and global leadership roles for GE Real Estate, GE Capital, GE Corporate Audit, and GE Medical Systems. During her time at GE, she led deal teams analyzing more than $10 billion of real estate-related transactions in the mergers and acquisitions group, was a Six Sigma leader at GE Capital, achieved more than $100 million in global sourcing savings at GE Capital IT Solutions, and held financial leadership positions in Europe, Asia, and globally. Ms. Kelly holds a B.A. degree in economics from Bucknell University.
Qualifications:
Ms. Kelly's significant real estate and financial experience provides our Board of Trustees with a strong level of knowledge and expertise regarding real estate companies. Her career as a real estate investment executive enriches our corporate diversity and industry expertise. In particular, Ms. Kelly has first-hand and extensive experience in the development and operation of real estate assets through her roles with GE, Lehman Brothers, and Duke Realty. Additionally, Ms. Kelly's service as a chief financial officer of another publicly traded company provides a unique operational and financial accounting perspective to our Board of Trustees.

DAVID R. O'REILLY – Independent Trustee
Age: 40 Trustee Since: 2013 Committees: Audit Committee, Compensation Committee
Background:
Mr. O'Reilly is the Executive Vice President and Chief Financial Officer of Parkway Properties, Inc., an Orlando, Florida-based publicly traded real estate investment trust (NYSE symbol: PKY). Mr. O'Reilly has held those positions since November 2011 and August 2012, respectively. He also served as the company's Chief Investment Officer from November 2011 through September 2014 and its Interim Chief Financial Officer from May 2012 through August 2012. Prior to joining Parkway, Mr. O'Reilly served as Executive Vice President of Banyan Street Capital, a real estate investment firm, from August 2011 through October 2011 and as director of Capital Markets for Eola Capital LLC from August 2009 through May 2011. Mr. O'Reilly served in the investment banking industry as Senior Vice President of Barclays Capital Inc. from September 2008 through June 2009 and in a similar capacity for Lehman Brothers from August 2001 through September 2008. During his career, Mr. O'Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and single asset and pooled CMBS transactions. Mr. O'Reilly received a B.S. degree from Tufts University and an M.B.A. from Columbia University.
Qualifications:
Mr. O'Reilly's significant experience in commercial real estate investment and finance and his experience as a Chief Investment Officer and Chief Financial Officer of a publicly traded company allow him to make valuable contributions to the Company and the Board of Trustees in these areas.

BARTON R. PETERSON – Independent Trustee
Age: 56 Trustee Since: 2013 Committees: Corporate Governance and Nominating Committee (Chairman)
Background:
Mr. Peterson currently serves as senior vice president of corporate affairs and communications and is a member of the executive committee at Eli Lilly and Company. Prior to joining Eli Lilly, Mr. Peterson was Managing Director at Strategic Capital Partners, LLC from June 2008 to June 2009. During spring 2008, Mr. Peterson was a fellow with the Institute of Politics of Harvard University's Kennedy School of Government. During the 2008-2009 academic year, Mr. Peterson was a Distinguished Visiting Professor of Public Policy at Ball State University. He continues as a fellow with the University's Bowen Center for Public Affairs. From 2000 to 2007, Mr. Peterson served two terms as Mayor of Indianapolis, Indiana. He also served as President of the National League of Cities in 2007. Mr. Peterson received a bachelor's degree from Purdue University in 1980 and earned his law degree from the University of Michigan in 1983.
Qualifications:
Mr. Peterson's experience in corporate affairs and communications at a major publicly traded company and his significant background and stature as a business and civic leader strengthen our Board of Trustees and contribute unique experience in public outreach and governance that is invaluable to our expanding company.

CHARLES H. WURTZEBACH, PH.D. – Independent Trustee
Age: 66 Trustee Since: 2014 Committees: Audit Committee (Chairman)
Background:
Dr. Wurtzebach is currently Interim Chairman, Department of Real Estate, Interim Director, The Real Estate Center and the George L. Ruff Professor in Real Estate Studies in the Department of Real Estate at DePaul University in Chicago, Illinois, lecturing at both the undergraduate and graduate levels, participating in joint research projects with other faculty, and providing support to the DePaul Real Estate Center. Dr. Wurtzebach joined the faculty at DePaul University in January 2009. From 1999 to 2008, Dr. Wurtzebach served as managing director and property chief investment officer of Henderson Global Investors (North America) Inc., where he was responsible for the strategic portfolio planning and the overall management of Henderson's North American business. This included responsibility for Henderson's overall product offerings, including institutional equity, property, and retail equity and fixed interest. As property chief investment officer, Dr. Wurtzebach worked directly with Henderson's property portfolio managers developing client investment strategies. He also chaired Henderson's North American Property Investment and Management Committees. He was also a member of Henderson's Global Senior Management Team. Dr. Wurtzebach was president and chief executive officer of Heitman Capital Management from 1994 to 1998 and president of JMB Institutional Realty from 1991 to 1994. In these positions with Heitman and JMB, Dr. Wurtzebach actively supervised the financial risk exposure, financial reporting and internal control procedures of each company. In addition, Dr. Wurtzebach was the Director of the Real Estate and Urban Land Economics program within the Graduate School of Business at the University of Texas at Austin from 1974 to 1986.

Dr. Wurtzebach currently serves as an independent director of the board of directors of RREEF Property Trust, Inc., where he also serves as the Chairman of the Audit Committee. He also served as an independent director of Inland Diversified Real Estate Trust, Inc., a publicly registered, non-traded real estate investment trust, from 2009 until 2014 and as Chairman of the Audit Committee. Dr. Wurtzebach has co-authored or acted as co-editor of several books, including Modern Real Estate, co-authored with Mike Miles, and Managing Real Estate Portfolios, co-edited with Susan Hudson-Wilson. Additional publication experience includes authoring numerous academic and professional articles. A frequent featured speaker at professional and academic gatherings, Dr. Wurtzebach was the 1994 recipient of the prestigious Graaskamp Award for Research Excellence presented by the Pension Real Estate Association and is a member of the American Real Estate Society and a past president and director of the Real Estate Research Institute. Dr. Wurtzebach obtained his bachelor degree from DePaul University, a master's degree in business administration from Northern Illinois University and a Ph.D in finance from the University of Illinois at Urbana.
Qualifications:
Dr. Wurtzebach brings a variety of valuable perspectives to our Board of Trustees through his academic experience as a real estate professor, industry experience as an executive for investment management companies and his board experience with a public non-listed REIT.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the nine individuals with the highest number of affirmative votes will be elected to the nine trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES SET FORTH ABOVE.

TRUSTEE SELECTION PROCESS

QUALIFICATIONS

The Board has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee's goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals who function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

  •
  a high degree of integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

  •
  a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

  •
  whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company's business;

  •
  whether the person's nomination and election would enable the Board of Trustees to have a member that qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission ("SEC");

  •
  whether the person would qualify as an "independent" trustee under the NYSE's listing standards and our corporate governance guidelines;

  •
  the importance of continuity of the existing composition of the Board of Trustees; and

  •
  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

IDENTIFICATION AND EVALUATION PROCESS

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm or pay a fee to any other third party to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Corporate Governance and Nominating Committee may consult with other members of the Board in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee's process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board will then select the trustee nominees for shareholders to consider and vote upon at the shareholders' meeting.

SHAREHOLDER NOMINATIONS

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder's notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the

10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder's notice must set forth:

  •
  as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

  •
  as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

INDEPENDENCE OF TRUSTEES

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as "independent" unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following restrictions upon a listed company's trustee independence:

  •
  a trustee who is an employee or whose immediate family member is an executive officer of the listed company is not independent until three years after the end of such employment relationship;

  •
  a trustee who has received or has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

  •
  a trustee who is or whose immediate family member is a current partner of a firm that is the company's internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the listed company's audit is not independent; and a trustee who was or whose immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the listed company's audit within that time is not independent;

  •
  a trustee who is employed or whose immediate family member is employed as an executive officer of another company where any of the listed company's present executive officers at the same time serve or served on the other company's compensation committee is not independent until three years after the end of such service or the employment relationship; and

  •
  a trustee who is an executive officer or an employee or whose immediate family member is an executive officer of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after considering all facts and circumstances that each of our trustee nominees other than John A. Kite is "independent" as defined in the NYSE's listing standards. John A. Kite is not independent because he is an employee of the Company.

In making its independence determinations with respect to each trustee, the Board of Trustees considered, among other things, relationships between the Company and its trustees and their immediate family members, as well as relationships among trustees and their immediate family members. The Board also considered an arrangement by which KMI Management, LLC ("KMI"), a company in which John A. Kite and Thomas K. McGowan own direct or indirect interests, makes available to each trustee the use of an airplane owned by KMI on the same terms and conditions by which KMI makes the airplane available to our company for business-related travel and to third parties. During 2014, no trustee leased the use of the airplane. See "Certain Relationship and Related Party Transactions—Contracts with KMI Management" for a description of the arrangement between our company and KMI.

TRUSTEE COMPENSATION

Under our trustee compensation program, each non-employee trustee receives the following annual compensation for his or her service as a trustee of our Company:

Retainer (Cash)	$55,000

Equity (Common Shares)	$75,000

Committee Member (Cash)	Additional $5,000 to $10,000

Committee Chair (Cash)	Additional $10,000 to $20,000

Lead Independent Trustee (Cash)	$20,000

At the trustee's election, the cash retainer may be paid in deferred share units (described below) that are fully vested on the date of grant. The common share grants are subject to a one-year vesting period. In addition, each of our trustees received, and new trustees will receive, upon initial election to our Board, 750 restricted common shares that vest one year from the date of grant.

In 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the "Trustee Plan"), which provides a deferred compensation arrangement for non-employee trustees of the Company. Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee's service on the Board of Trustees is completed. Compensation that is deferred vests immediately and is credited as a number of deferred share units ("share units") to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company's common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company's common shares.

During 2014, Michael L. Smith, Dr. Richard A. Cosier and Gerald L. Moss each resigned from the Board. Furthermore, in connection with the Inland Diversified Merger (as defined below), three designees of Inland Diversified—Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach—were elected by the Board. Mr. Smith and Dr. Cosier previously had elected to receive share units under our Trustee Plan. Upon his retirement in 2014, Dr. Cosier converted 1,734 share units into common shares of the Company.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares in an amount equal to the lesser of 3,750 shares (adjusted to reflect our one-for-four reverse share split in August 2014) or a value of approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being elected to the Board.

The following table provides information on the compensation of our non-management trustees for the fiscal year ended December 31, 2014. Mr. Kite received no separate compensation for his service as a trustee of the Company. For information related to his compensation, please refer to the "Summary Compensation Table" included later in this document.

Name	Fees Paid in Cash	Common Share Awards (1)	Total

William E. Bindley	$80,000	$42,494	$122,494
Victor J. Coleman	$28,142	$70,602	$98,744
Dr. Richard A. Cosier (2)	$26,250	$42,494	$68,744
Lee A. Daniels (3)	$26,875	$18,420	$45,295
Gerald W. Grupe (4)	$28,125	$18,420	$46,545
Christie B. Kelly	$51,875	$42,494	$94,369
Gerald L. Moss (5)	$32,500	$42,494	$74,994
David R. O'Reilly	$44,375	$42,494	$86,869
Barton R. Peterson	$—	$94,985	$94,985
Michael L. Smith(6)	$—	$—	$—
Dr. Charles H. Wurtzebach (7)	$33,125	$18,420	$51,545

(1)
The amounts disclosed in the "Common Share Awards" column reflect the aggregate grant date fair value of equity awards granted pursuant to the Equity Incentive Plan.
(2)
Dr. Cosier resigned from our Board of Trustees effective July 1, 2014 in connection with the Inland Diversified Merger.
(3)
Mr. Daniels was elected in July 2014 by our Board of Trustees in connection with the Inland Diversified Merger.
(4)
Mr. Grupe was elected in July 2014 by our Board of Trustees in connection with the Inland Diversified Merger.
(5)
Mr. Moss resigned from our Board of Trustees effective July 1, 2014 in connection with the Inland Diversified Merger.
(6)
Mr. Smith resigned from our Board of Trustees effective January 6, 2014.
(7)
Dr. Wurtzebach was elected in July 2014 by our Board of Trustees in connection with the Inland Diversified Merger.

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2014

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2014 for each of the trustees included in the above Trustee Compensation Table.

Name	Restricted Common Share Awards Vested during 2014 (#)	Unvested Restricted Common Share Awards Outstanding as of December 31, 2014 (#)	Total

William E. Bindley	1,629	1,716	3,345
Victor J. Coleman	1,629	1,716	3,345
Dr. Richard A. Cosier (1)	3,345	—	3,345
Lee A. Daniels	—	750	750
Gerald W. Grupe	—	750	750
Christie B. Kelly	2,379	1,716	4,095
Gerald L. Moss (2)	3,345	—	3,345
David R. O'Reilly	750	1,716	2,466
Barton R. Peterson	750	1,716	2,466
Charles H. Wurtzebach	—	750	750

(1)
Dr. Cosier resigned from our Board of Trustees, effective July 1, 2014 in connection with the Inland Diversified Merger.
(2)
Mr. Moss resigned from our Board of Trustees effective July 1, 2014 in connection with the Inland Diversified Merger.

CORPORATE GOVERNANCE AND BOARD MATTERS

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

89% Independent Trustees. Eight of our nine trustees have been determined by us to be "independent" as defined by the NYSE listing standards.	No Classified Board. Our trustees are elected annually for one-year terms.
Entirely Independent Committees. All of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent.	No Poison Pill. The Company does not have a "poison pill" or shareholder rights plan.
Lead Independent Trustee. We have a Lead Independent Trustee to strengthen the role of our independent trustees and encourage independent Board leadership.	Opted Out of Maryland Anti-Takeover Statutes. We have elected not to be subject to the Maryland Business Combination Statute and the Maryland Control Share Acquisition Statute.
Majority Voting for Trustees. We recently adopted majority voting for uncontested trustee elections, which will become effective on June 1, 2015 and apply to our 2016 annual meeting.	No Significant Related Party Transactions. We do not currently have any significant related party transactions and have robust related party transaction review procedures.

Share Ownership Guidelines. Our share ownership guidelines require that our CEO and other named executive officers own shares with an aggregate value of 10x and 3x or 2x base salary, respectively. All non-management trustees must hold shares with an aggregate value of 4x their annual retainer, or 3,750 shares, whichever is less.
Anti-Hedging Policy. Our anti-hedging policy prohibits our trustees, executives and employees from engaging in transactions designed to hedge against losses from their share ownership.

RECENT CHANGES TO OUR CORPORATE GOVERNANCE

On January 19, 2015, we amended our bylaws to replace the current plurality-vote standard for uncontested trustee elections with a majority-vote standard, effective June 1, 2015. As a result, beginning with the 2016 annual meeting of shareholders, a trustee nominee will be elected as a trustee only if the number of votes cast "for" that nominee's election exceeds the number of votes cast "against" that nominee's election. Trustees will continue to be elected by a plurality of the votes cast in contested elections. An election will be considered to be contested if the number of nominees exceeds the number of trustees to be elected as of the last day on which a shareholder could timely provide notice to our corporate secretary of the shareholder's intent to nominate a person for election to the Board pursuant to the advance notice provisions of our bylaws.

BOARD LEADERSHIP STRUCTURE

CHAIRMAN

Mr. John A. Kite has served as Chairman of the Board since December 2008 and as our Chief Executive Officer and member of the Board since our initial public offering in 2004. Mr. Kite also served as our President from our initial public offering to December 2008.

Periodically, the Corporate Governance and Nominating Committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company. The Corporate Governance and Nominating Committee, with the consensus of the other independent trustees, has concluded that Mr. Kite's extended tenure with our Company provides stable leadership that is beneficial to us and our shareholders. In particular, the Board recognizes that, given Mr. Kite's familiarity with our real estate properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead our board discussions.

LEAD TRUSTEE

To strengthen the role of our independent trustees and encourage independent Board leadership, our Board of Trustees established the position of lead independent trustee in connection with our initial public offering in August 2004. Our lead independent trustee is selected on an annual basis by the Board from among the independent trustees. Mr. William E. Bindley currently serves as our lead independent trustee and has served in that capacity since our initial public offering in 2004. The role of the lead trustee, among other things, is to serve as liaison (i) between the Board and management, including the Chief Executive Officer, (ii) among independent trustees and (iii) between interested third parties and the Board of Trustees. In addition, Mr. Bindley meets several times a year with Mr. Kite, our Chairman and Chief Executive Officer.

The Board believes that our lead independent trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position. In particular, the Board recognizes that the lead independent trustee is actively engaged in setting board agendas, meets regularly with our chief executive officer to stay apprised of the important aspects of our business and presides over executive sessions of the non-management trustees at least once each quarter.

EXECUTIVE SESSIONS OF NON-MANAGEMENT TRUSTEES

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. The lead trustee presides at these sessions. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees.

BOARD MEETINGS

During 2014, the Board of Trustees met eleven times, including telephonic meetings. Each trustee attended at least 75% of meetings of the Board and applicable committees on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company's annual meeting of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

BOARD COMMITTEES

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are "independent" of the Company as that term is defined in the NYSE's listing standards.

AUDIT COMMITTEE
Members: Dr. Wurtzebach (Chair) Mr. Grupe Ms. Kelly Mr. O'Reilly	Responsibilities: The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•

the integrity of our financial statements;

•

our compliance with legal and regulatory requirements;

•

the qualification, performance, compensation and independence of our independent auditors;

•

audits and other services performed by our independent auditors;

•

our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal controls;

•

the performance of our internal audit function; and

•

the preparation and submission of an Audit Committee Report for inclusion in the Company's proxy statement and/or annual report on Form 10-K.

Independence: Our Audit Committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that each of Christie B. Kelly, David R. O'Reilly and Dr. Charles H. Wurtzebach is an "audit committee financial expert" as defined by the rules and regulations of the SEC.
Meetings: The Audit Committee met five times in 2014, including telephonic meetings.

COMPENSATION COMMITTEE
Members: Mr. Bindley (Chair) Mr. Coleman Mr. O'Reilly	Responsibilities: The principal responsibilities of the Compensation Committee are to:

•

establish and approve the compensation of our Chief Executive Officer and evaluate his performance in light of those goals and objectives;

•

determine and approve the compensation of the other executive officers;

•

recommend to the Board the compensation of trustees;

•

provide a description of the processes for the determination of executive and trustee compensation for inclusion in the proxy statement;

•

oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the proxy statement; and

•

prepare and submit a Compensation Committee Report for inclusion in the Company's proxy statement.

Independence: All of the members of our Compensation Committee are independent in accordance with the NYSE's listing standards and in accordance with our Corporate Governance Guidelines and the Compensation Committee Charter.
Meetings: The Compensation Committee met nine times in 2014, including telephonic meetings.

At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each executive officer's total compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer.

The Compensation Committee may utilize, from time to time, the services of a compensation consultant or other advisor after taking into consideration all factors relevant to the independence from management of such compensation consultant or other advisor. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

In 2014, the Compensation Committee engaged FTI Consulting, Inc., a nationally recognized consulting firm, to undertake a comprehensive review of the Company's compensation policies for its executive officers, to advise the Committee and to provide recommendations regarding various compensation decisions to be made by the Committee. The Committee took these recommendations into account in making base salary determinations and incentive compensation awards to its executive officers, developing new executive employment agreements and establishing a new incentive plan for the Company's executive officers and other employees.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members: Mr. Peterson (Chair) Mr. Bindley Mr. Coleman Mr. Daniels	Responsibilities: The principal responsibilities of the Corporate Governance and Nominating Committee are to:

•

identify individuals who are qualified to serve as trustees;

•

recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•

periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•

develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•

oversee the evaluation of the Board of Trustees and its committees and management;

•

ensure that we are in compliance with all NYSE corporate governance listing requirements; and

•

review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

Independence: All of the members of our Corporate Governance and Nominating Committee are independent in accordance with the NYSE's listing standards and in accordance with our Corporate Governance Guidelines and the Corporate Governance and Nominating Committee Charter.
Meetings: The Corporate Governance and Nominating Committee met five times in 2014, including telephonic meetings.

BOARD'S ROLE IN RISK OVERSIGHT

One of our Board's important roles is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it relies on its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. For example, the Audit Committee oversees the preparation and filing of our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees and the distribution of the particular expertise of each committee's members make this an appropriate structure to more effectively monitor these risks.

An important feature of the Board's risk oversight function is to receive periodic updates from its committees and members of management, as appropriate. Each of the three standing committees addresses risks specific to its respective area of oversight as follows:

  •
  Audit Committee:  The Audit Committee, which meets at least quarterly and reports its findings to the Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and compliance with legal and regulatory requirements. Our Audit Committee reviews periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our internal auditing personnel with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes; periodically meets with our internal auditing personnel to review the results of our internal audits; and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management.

  •
  Compensation Committee:  The Compensation Committee, in consultation with the Company's executive officers, reviews the Company's policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to the Board. The Compensation Committee does not believe there are any risks from the Company's compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

  •
  Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee monitors the general operations of the Board and the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

In addition to getting direct information on risk management from its committees, the Board receives regular updates directly from members of executive management. In particular, due to his executive management position, Mr. Kite frequently communicates with other members of our management and periodically updates the Board on the important aspects of the Company's day-to-day operations. The Board also receives regular updates from a member of senior management regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks. Mr. Kite meets or speaks by telephone individually with each of the trustees on at least an annual basis and several times each year with the lead independent trustee. Other members of management also have direct access to the chairperson of each Board committee and our lead independent trustee.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE DOCUMENTS

Our Board of Trustees maintains charters for all Board committees and has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. Our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics are available on our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

COMMUNICATIONS WITH THE BOARD

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead independent trustee by sending any correspondence they may have in writing to the "Lead Trustee" c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action, if any, should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board of Trustees are William E. Bindley (chairman), Victor J. Coleman, and David R. O'Reilly, each of whom is an independent trustee. None of our named executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee. Accordingly, during 2014 there were no interlocks with other companies within the meaning of the SEC's proxy rules.

EXECUTIVE OFFICERS

Our executive officers are:

John A. Kite	Chairman of the Board of Trustees and Chief Executive Officer

Thomas K. McGowan	President and Chief Operating Officer

Daniel R. Sink	Executive Vice President and Chief Financial Officer

Scott E. Murray	Executive Vice President, General Counsel and Corporate Secretary

The names, principal occupations and certain other information about our executive officers are set forth below, other than John A. Kite, whose background information is described above under the heading "Proposal 1—Election of Trustees." Our executive officers comprise all of our "NEOs" for 2014.

THOMAS K. McGOWAN – President and Chief Operating Officer

Mr. McGowan has served as President since 2008 and Chief Operating Officer since our initial public offering in 2004. Previously, he served as our Senior Executive Vice President and Executive Vice President. Mr. McGowan is primarily responsible for overseeing the development, redevelopment, leasing, construction and asset management functions of the Company. Before joining the Kite Companies, Mr. McGowan worked for eight years for real estate developer Mansur Development Corporation and he holds a B.A. degree in Political Science from Indiana University.

DANIEL R. SINK – Executive Vice President and Chief Financial Officer

Mr. Sink has served as Executive Vice President and Chief Financial Officer since 2007. Previously, he had been Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. His responsibilities include overseeing the Company's real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was a senior manager of Olive, LLP (a predecessor of BKD, LLP), acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant, and holds a B.S. degree in Accounting from Indiana University.

SCOTT E. MURRAY – Executive Vice President, General Counsel and Corporate Secretary

Mr. Murray has served as Executive Vice President, General Counsel and Corporate Secretary since 2014. Mr. Murray is responsible for managing the Company's legal affairs, which includes advising the company with respect to legal issues, managing the company's legal department, and engaging and directing outside counsel. Prior to joining the company, Mr. Murray was a commercial litigation partner in the national law firm of Barnes & Thornburg, LLP from 2006 to 2014 and an associate practicing commercial litigation at McDermott, Will & Emery, LLP from 2001 to 2006. Mr. Murray received a B.S. degree from Indiana University and a J.D. degree from Harvard Law School.

PROPOSAL 2: AMENDMENT TO DECLARATION OF TRUST TO DECREASE AUTHORIZED SHARES

Our Board is requesting shareholder approval of an amendment to our Declaration of Trust (the "Charter Amendment") to decrease the number of common shares authorized for issuance from 450,000,000 to 225,000,000. This amendment would replace existing Section 6.1, Article VI of our Declaration of Trust in its entirety with the following:

  Section 6.1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 225,000,000 common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares")."

Our Board has unanimously approved the Charter Amendment, declared it advisable and in the best interests of our shareholders and directed that the Charter Amendment be submitted for consideration by our shareholders. If approved by our shareholders, the Charter Amendment will become effective upon the filing of Articles of Amendment containing the Charter Amendment with the Maryland State Department of Assessments and Taxation, which we expect to file promptly after receiving shareholder approval.

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT

Our Declaration of Trust currently allows us to issue up to 450,000,000 common shares and 40,000,000 preferred shares. As of April 1, 2015, we had 83,508,246 common shares outstanding and 366,491,754 common shares remaining available for issuance.

As described in more detail in the "Compensation Discussion and Analysis," on July 1, 2014 we completed a merger with Inland Diversified Real Estate Trust, Inc. ("Inland Diversified") pursuant to which Inland Diversified was merged into our subsidiary in exchange for approximately 201.1 million of our common shares (the "Inland Diversified Merger"). Prior to closing this transaction, our Declaration of Trust allowed us to issue only up to 200 million common shares. In order for us to issue the required amount of common shares at closing, it was necessary to amend our Declaration of Trust to increase our authorized common shares to 450 million. We obtained shareholder approval for that amendment at our special meeting of shareholders on June 24, 2014, which was the meeting at which our shareholders also approved the Inland Diversified Merger. Immediately following completion of the Inland Diversified Merger, we therefore had 450 million common shares authorized and approximately 332.7 million common shares issued and outstanding.

Given this large number of shares issued and outstanding and for other business reasons, on August 11, 2014 we completed a one-for-four reverse share split of our common shares, which reduced the number of our outstanding common shares to approximately 83.2 million. However, the reverse share split did not reduce the total number of our authorized common shares, which remained at 450 million. Therefore, the combination of the increase in our authorized shares followed by the one-for-four reverse share split resulted in a substantial number of authorized but unissued shares under our Declaration of Trust.

In light of this result, our Board has evaluated and considered the number of common shares that should be authorized for issuance in our Declaration of Trust. In addition, in connection with the reverse share split we engaged in discussions with institutional shareholders and proxy advisory firms, which generally disfavor a large number of authorized but unissued shares, about the appropriate number of authorized common shares. Our Board has therefore determined that it is in the best interests of the Company and our shareholders to amend our Declaration of Trust to decrease the number of authorized common shares from 450,000,000 to 225,000,000.

EFFECT OF THE PROPOSED AMENDMENT

The amendment would decrease the total number of authorized common shares from 450,000,000 to 225,000,000. The amendment would not change any of the current rights or privileges of our common shares or their par value and would not impact the total number of authorized preferred shares or the rights and privileges of our preferred stock. Although the amendment would not limit our ability to use our common shares for future corporate purposes (including paying future share dividends, raising capital through common share offerings, funding future employee benefit plan obligations and issuing common shares in acquisitions or other strategic transactions), it would decrease the number of authorized shares available for such purposes.

Under Maryland law, our shareholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment, and we will not independently provide our shareholders with any such rights.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of two-thirds of our outstanding common shares is required to approve the amendment to the Declaration of Trust. For purposes of approving the amendment, abstentions and other shares not voted (whether by broker non-vote or otherwise) will have the same effect as votes against the proposal, although abstentions and broker non-votes will count towards the presence of a quorum.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO OUR DECLARATION OF TRUST TO DECREASE THE TOTAL NUMBER OF OUR AUTHORIZED COMMON SHARES.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are presenting this proposal, commonly known as a "say-on-pay" proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers ("NEOs") as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive's compensation is tied directly to shareholder value.

For these reasons, we are recommending that our shareholders vote "FOR" the following resolution:

  "RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement."

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADVISORY RESOLUTION DESCRIBED ABOVE.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis is organized as follows:

HIGHLIGHTS

2014 was a transformational and extraordinary year for us. In addition to delivering strong financial performance, we successfully completed the $2.1 billion Inland Diversified Merger, significantly enhancing our property portfolio's quality and enabling us to improve key financial metrics. Following the Inland Diversified Merger, we made significant changes to our compensation program to make it more objective, formulaic and transparent, and we also granted substantial one-time awards to compensate and retain our NEOs in light of the unique accomplishments, challenges, and opportunities that 2014 presented. We discuss these factors in detail in the following pages, and we summarize our 2014 Operational Achievements and Compensation Highlights below:

  2014 Operational Achievements

  ✓
  Transformed the Company from a small cap retail REIT to the ninth largest retail shopping center REIT in the United States through the Inland Diversified Merger

  ✓
  Obtained investment grade credit ratings from two nationally-recognized credit rating agencies, improving our ability to efficiently source capital

  ✓
  Substantially increased our geographic and tenant diversity, decreasing our exposure to localized economic slowdowns and individual tenant failures

  ✓
  Increased our FFO per share by ~5%

  ✓
  Increased our AFFO by ~19%

  ✓
  Increased our quarterly dividend payments by 8%

  ✓
  Increased our annualized base rent per square foot by ~15%

  ✓
  Increased our portfolio's average shopping center size by ~12%

  ✓
  Increased same-store net operating income by 4.7%

  ✓
  Achieved an overall leasing percentage of 94.8%

  ✓
  Increased the small-shop leasing percentage to 85.7%

  ✓
  Achieved $48 million in positive net cash flow after dividends and capital expenditures, exclusive of costs associated with the Inland Diversified Merger

  ✓
  Reduced adjusted net debt to EBITDA to 6.5x compared to 7.4x at the end of 2013

  ✓
  Successfully integrated a $300 million, nine-property portfolio acquired at the end of 2013

  ✓
  Agreed to sell $318 million of non-core assets acquired in the Inland Diversified Merger

  ✓
  Achieved $17 million of G&A expense synergies following the Inland Diversified Merger

  ✓
  Amended our unsecured revolving credit facility and term loan to reduce their interest rates, double the availability and extend the maturity dates to 2018 and 2019, respectively

  ✓
  Established six regional offices, introduced a first-class software platform and hired new staff to execute

  ✓
  Made substantial progress in completing several development and redevelopment projects, including bringing two projects into the operating portfolio

  ✓
  Generated a three-year total shareholder return of 81%, outperforming our peer group median, the SNL Retail REIT Index, the SNL US Equity REIT Index, and the Russell 3000

Our chief executive officer and the rest of our executive team drove the Company to reach these milestones. The Compensation Committee believes that, as a direct result of Mr. Kite's and his team's leadership, we are poised for continued growth and increased success in the coming years that will benefit our shareholders.

  2014 Compensation Highlights

  ✓
  Conducted a comprehensive review of our executive compensation policies given the increased operational complexities and responsibilities of our executive officers after the Inland Diversified Merger

  ✓
  Negotiated new employment agreements with Messrs. Kite, McGowan and Sink to implement today's best practices by:

  -
  Eliminating the right to treat a change in control, by itself, as an event permitting resignation and the collection of severance payments

  -
  Eliminating excise tax gross-up payments

  -
  Requiring waiver and release agreements as prerequisites to the executives' receiving severance payments

  -
  Increasing the non-compete periods for Messrs. Kite and McGowan from 12 to 18 months

  ✓
  Calibrated base salaries to align with our New Peer Group (as defined below)

  ✓
  Approved special one-time bonus awards for Messrs. Kite, McGowan and Sink that:

  -
  Rewarded superior performance in enhancing the Company's portfolio and financial metrics through the Inland Diversified Merger

  -
  Served to retain executive talent in a very competitive environment

  -
  Took into account these executives' voluntary waivers of their contractual change-in-control rights in connection with the Inland Diversified Merger and their willingness to enter into new, more shareholder-friendly employment agreements

  -
  Were comprised primarily of restricted stock that vests over four years and is subject to additional three-year no-sell provisions

  ✓
  Adopted an Outperformance Program ("OPP") to provide bonus opportunities if certain absolute and relative total-shareholder-returns ("TSR") are achieved

  ✓
  Replaced our previous discretionary cash bonus system with a more objective, formula-based plan

  ✓
  Approved grants of performance share units that will be earned over a three-year period based on our performance compared to the SNL US REIT Retail Shopping Center Index

  ✓
  Adopted an anti-hedging policy that prohibits our trustees, executives and employees from engaging in transactions designed to hedge against losses from their share ownership

The Compensation Committee recognizes that, as a result of the special one-time bonus award, our CEO's total reported compensation appears outsized with respect to the Company's peers and its historical practices. But as highlighted above and discussed in the following sections, we believe the cumulative effects of 2014's unique events justified the special one-time award. We also believe that the award's structure—consisting mostly of restricted stock that vests over four years and is subject to a three-year no-sell provision—maximizes the likelihood of retention and closely ties the award's overall value to the Company's long-term performance. We discuss the multiple factors we considered in the following sections and ask you to take all of them into account as you evaluate the Company's 2014 executive compensation. We have been and will continue to be committed to rewarding and retaining our key executives while protecting our shareholders' interests. We believe that we successfully accomplished these objectives in 2014 in light of unique circumstances. Looking forward to 2015 and beyond, we fully expect our compensation awards will normalize and be consistent with our peers.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program is designed to attract and retain outstanding senior executives, ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated senior executives at comparable publicly traded REITs, and reward them for superior performance. The program is designed to reward both short- and long-term performance and to align our senior executives' and shareholders' interests. To that end, we believe the compensation packages we provide to our NEOs should include both cash and share-based incentive compensation that reward performance as measured, in large part, against corporate and individual goals that will enhance shareholder value over the long term.

We believe the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives. We also believe the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares. We believe the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable. In this regard, the restricted common shares historically granted to our senior executives vest over a service period ranging from three to five years, and certain grants in 2014 included a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. We believe the long-term price of our shares will reflect our operating performance, which is indicative of the management of our company by our senior executives. Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event the price of our common shares declines.

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy as applied to our NEOs. For more information related to the processes and procedures of the Compensation Committee in determining the compensation for our NEOs, including the role of any named executive officer in this process, see "Information Regarding Corporate Governance and Board and Committee Meetings—Board Committees—Compensation Committee," above.

Consistent with our overall philosophy and objectives, certain compensation practices we follow and those that we avoid are as follows:

What we do	What we don't do

Pay for performance. With our outperformance plan, our performance share awards and our discretionary incentive share awards, we place a heavy emphasis on performance-based compensation to align our executives' and shareholders' interests.	No Excess Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other significant perquisites.

Equity in Lieu of Cash. We provide our executives the option to receive 50% of their cash bonuses in restricted shares, and we provide an equity match award of up to 20% to encourage our executives to do so.	No Tax Gross Ups. Our executives are not entitled to gross-up payments in the event they are required to pay excise taxes upon a change in control.

Stock Ownership Guidelines. In order to further align our executives' and shareholders' interests, our share ownership guidelines require our CEO and other NEOs to own shares with an aggregate value of 10x and 3x or 2x base salary, respectively.	No Hedging. Our anti-hedging policy prohibits our executives from engaging in transactions designed to hedge against losses from their share ownership.

Double Trigger Severance. Under our executives' new employment agreements, a "change in control," by itself, is not sufficient to trigger severance and equity acceleration—it must also be accompanied by a qualifying termination.	No Single Trigger Severance. Our executives are not entitled to severance or equity acceleration upon the occurrence of a change in control, by itself, in the absence of a qualifying termination.

Independent Compensation Consultant. The Compensation Committee has retained FTI Consulting, a nationally recognized compensation consulting firm, to review and provide recommendations regarding our executive compensation program.	No Executive Retirement or Health Benefits. Our executive officers participate in the same retirement and health plans as our other employees.
Compensation Risk Assessment. The Compensation Committee conducted a compensation risk assessment to ensure that our executive compensation program does not encourage excessively risky behaviors.

IMPACT OF THE INLAND DIVERSIFIED MERGER

As referenced above, we successfully completed the $2.1 billion Inland Diversified Merger on July 1, 2014. The retail portfolio we acquired through the Inland Diversified Merger included 60 properties in 23 states. The transaction more than doubled our portfolio to 131 properties totaling 20.3 million owned square feet across 26 states. We subsequently agreed to sell 15 of the Inland Diversified properties that did not meet our investment strategy. In connection with the Inland Diversified Merger, our Board was increased to 9 members—6 of whom were existing Kite Realty board members and 3 of whom were designated by Inland Diversified.

The Inland Diversified Merger transformed our company into the ninth largest retail shopping center REIT in the United States. It diversified our geographic footprint, enhanced our asset quality and provided financial and operational benefits, including a substantial increase in cash flow, a substantial increase in liquidity and a reduced cost of capital. It strengthened our balance sheet by improving our net debt to EBITDA ratio significantly and reduced our overall exposure to development risk. In sum, we believe this was the most important transaction in the Company's history.

Under the terms of our executive officers' then-existing employment agreements, the Inland Diversified Merger was a "change in control" entitling the executives to resign, collect substantial payments of cash severance, accelerate all of their unvested restricted shares and share options and receive excise tax gross-up payments. Each of our executives willingly waived his rights under these agreements in order to facilitate the Inland Diversified Merger.

Our executive officers were instrumental in executing on this transformational transaction, including identifying the opportunity, negotiating favorable terms, waiving rights that would have provided them with substantial personal benefits, driving the complicated transaction to completion and successfully integrating the Inland Diversified portfolio into our existing platform.

Accordingly, the Compensation Committee undertook a comprehensive review of our executive compensation policies in 2014 and concluded that the following steps were warranted:

  •
  New Employment Agreements.  The Compensation Committee negotiated and recommended, and the Board approved, new employment agreements for our NEOs to replace their legacy agreements, which dated back to our 2004 IPO. In connection with these new employment agreements, our NEOs agreed to several concessions that significantly reduced their benefits in order to conform the agreements to current market practices. See "Compensation of Executive Officers—Additional Information Related to Summary Compensation Table and Grants of Plan-Based Awards Table" for a discussion of these new employment agreements. The concessions made by each NEO included:

  -
  replacing the "modified single trigger" provision with a "double trigger" provision that eliminates the executive's right to treat a change in control, by itself, as an event that permits him to resign and collect severance payments;

  -
  eliminating entitlement to gross-up payments equal to the sum of any excise taxes required to be paid and the amount necessary to put the executive in the same after-tax position as if no excise taxes had been imposed on change in control payments;

  -
  agreeing to execute a waiver and release of claims in connection with a severance payment event, which was not required by the executive's previous employment agreements; and

  -
  increasing the non-compete periods for Messrs. Kite and McGowan from 12 to 18 months following separation.

  •
  Adjusted Base Salaries.  The Compensation Committee approved an increase in the base salaries of Messrs. Kite, McGowan and Sink to bring base salaries more in line with its New Peer Group (as defined below). See "—Components of Executive Compensation—Base Salaries" for a discussion of these revised base salaries. These increases ranged from 12-16% over each executive's prior base salary.

  •
  Special One-Time Awards.  In recognition of the successful completion of the Inland Diversified Merger, the anticipated new employment agreements and our interest in retaining these NEOs in light of the competitive market environment, the Compensation Committee approved cash awards of $750,000 and restricted common share awards of $7.0 million to Messrs. Kite, McGowan and Sink. See "—Components of Executive Compensation—Special One-Time Awards" for a discussion of these special one-time awards. Simultaneously, we also approved awards of approximately $400,000 in cash and $465,000 in restricted common shares to 15 additional Company employees who made significant contributions to the successful completion of the Inland Diversified Merger.

  •
  Outperformance Plan.  To further align their interests with our shareholders and to encourage our senior officers and other key employees to "outperform" and create shareholder value, the Compensation Committee approved and adopted the 2014 Outperformance Program under the 2013 Equity Incentive Plan. Under this program, the Compensation Committee awarded a bonus pool with a maximum payout of $7.5 million to approximately 20 Company employees, including the Company's NEOs, if and to the extent that the Company achieves specified relative and absolute total shareholder returns over a three-year period beginning on July 1, 2014 and ending on June 30, 2017. See "—Components of Executive Compensation—Share-Based Incentive Compensation Awards—Outperformance Plan" for a discussion of the Outperformance Plan.

The Compensation Committee carefully considered the foregoing awards and agreements before approving them, and received valuable input from its compensation consultant with respect to market practices and shareholder preferences. The Compensation Committee considered waiting to implement these arrangements until the end of the 2014 fiscal year, but decided that it was important to act promptly upon completion of the Inland Diversified Merger for a number of reasons, including the following:

  •
  The Compensation Committee believed that any stock award to senior management in connection with the merger should be timely granted to ensure alignment with existing shareholders and the Company's post-merger performance. If the Company's stock price were to rise following the merger, the stock awarded to management would reflect that increase. Conversely, if the stock price were to fall, the award's value would similarly decrease. Under either scenario, the Compensation Committee believed it was appropriate to align the ultimate value of the one-time stock awards to the Company's post-merger performance and management's ability to successfully execute, integrate, and achieve the projected efficiencies.

  •
  The Compensation Committee believed that waiting several months to approve awards would dilute their impact and create a risk that senior executives might depart without knowing their contributions were valued, particularly in light of contemporaneous and expected executive-level vacancies in the industry and the competitive landscape for executive talent.

  •
  The Compensation Committee strongly believed it was important to send a timely and meaningful message to the Company's senior management team that it was appreciative of its efforts in consummating a transaction that the Compensation Committee believes has the ability to transform the Company into one of the most significant publicly traded retail shopping center REITs.

RESULTS OF 2014 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In establishing and recommending compensation for 2014 performance for our NEOs, the Compensation Committee reviewed the results of the vote on the non-binding resolution to approve the 2013 compensation of our NEOs at our 2014 Annual Meeting of Shareholders. At our 2014 Annual Meeting of Shareholders, over 91.8% of the shares voted were voted in support of the compensation paid to our NEOs for 2013. Based on the results of the executive compensation shareholder advisory vote for 2013, the Compensation Committee and the Board concluded that the compensation paid to our NEOs and our overall compensation philosophy enjoy strong shareholder support and do not require revision to address any shareholder concerns.

Additionally, based on the results of the non-binding shareholder advisory vote on the frequency of shareholder votes on executive compensation at our 2011 Annual Meeting of Shareholders, the Compensation Committee and the Board determined that shareholder advisory votes on the compensation of NEOs will take place every year, until and unless our shareholders vote to hold such advisory votes with a different frequency.

COMPENSATION CONSULTANT

In May 2014, the Compensation Committee engaged FTI Consulting, a nationally recognized compensation consulting firm, to undertake a comprehensive review of the compensation policies for our NEOs and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. FTI Consulting replaced Towers Watson, our previous compensation consultant, which provided advice with respect to awards made in early 2014. The Compensation Committee took the recommendations of both consultants into account in making base salary determinations and incentive compensation awards to our NEOs.

PEER GROUP AND BENCHMARKING

In making compensation decisions, the Compensation Committee compares the Company's compensation programs and performance to certain peer group companies. For compensation decisions made in early 2014, the Compensation Committee, with the assistance of its former compensation consultant, used a peer group consisting of the following companies: Acadia Realty Trust; Cedar Realty Trust, Inc.; DDR Corp.; Equity One, Inc.; Excel Trust, Inc.; Federal Realty Investment Trust; Inland Real Estate Corporation; Kimco Realty Corporation; Ramco-Gershenson Properties Trust; Regency Centers Corporation; Retail Opportunity Investments Corp.; Retail Properties of America, Inc.; Saul Centers, Inc.; Urstadt Biddle Properties Inc.; Weingarten Realty Investors; and Whitestone REIT (the "Old Peer Group"). As a result of our merger with Inland Diversified and based on the assistance of its new compensation consultant, the Compensation

Committee revised the peer group that the Compensation Committee considers. The revised peer group now includes the following 14 companies (the "New Peer Group"):

				Comparable Group Rationale
Company	Implied Market Capitalization ($000s)	Enterprise Value ($000s)	Total Assets ($mm)	Retail REIT	Comparable Product Assets	Implied Market Capitalization	Enterprise Value	Total Assets
Acadia Realty Trust	2,298.9	3,498.2	2,732.6	✓	✓	✓	✓	✓
DDR Corp.	6,631.0	12,196.4	9,541.9	✓	✓
Equity One, Inc.	3,176.6	4,689.4	3,262.2	✓	✓	✓	✓	✓
Federal Realty Investment Trust	9,278.5	11,769.3	4,546.9	✓	✓			✓
Glimcher Realty Trust	1,608.2	3,770.3	3,528.0	✓		✓	✓	✓
Inland Real Estate Corporation	1,096.7	2,107.8	1,573.0	✓	✓		✓
Pennslyvania Real Estate Investment Trust	1,663.9	3,355.6	2,540.0	✓		✓	✓	✓
Ramco-Gershenson Properties Trust	1,495.8	2,506.7	1,948.4	✓	✓	✓	✓	✓
Regency Centers Corporation	6,012.0	8,265.3	4,197.2	✓	✓		✓	✓
Retail Opportunity Investments Corp.	1,627.2	2,359.8	1,851.7	✓	✓	✓	✓
Retail Properties of America, Inc.	3,948.9	6,310.9	4,803.9	✓	✓	✓	✓	✓
Rouse Properties, Inc.	1,069.4	2,689.9	2,270.4	✓			✓	✓
Tanger Factory Outlet Centers, Inc.	3,717.7	5,144.7	2,097.7	✓	✓	✓	✓	✓
Weingarten Realty Investors	4,329.4	6,548.1	3,814.1	✓	✓	✓	✓	✓

Kite Realty Group Trust	2,446.6	4,204.5	3,874.2
Peer Median (Excluding KRG)	2,737.8	4,229.8	2,997.4

As of 12/31/2014.

Although the Compensation Committee uses peer group data to guide its review of our NEOs' total compensation and generally reviews the compensation data of the peer group and industry to understand market competitive compensation, the Compensation Committee does not benchmark compensation to a specific percentage of the compensation of this comparative group or otherwise apply a formula or assign this comparative group a relative weight.

COMPONENTS OF EXECUTIVE COMPENSATION

This section describes the four components of compensation that form the basis for the Compensation Committee's compensation decisions related to the 2014 performance of our NEOs—base salaries, bonuses, special one-time awards and share-based incentive compensation awards. This section also discusses why we pay each component and the methodology the Compensation Committee used to determine the amounts to pay to each. For 2014, based on the information reported below in the "Summary Compensation Table," these components comprised the following percentages of our NEOs' total compensation:

As reflected above, most of the compensation awarded to our NEOs consisted of time-restricted and performance-based stock awards. By structuring our compensation awards in this manner, the Compensation Committee has created a strong alignment between our NEOs' total realizable compensation and our shareholders' total return.

BASE SALARIES

Base salaries are intended to provide our NEOs with a fixed and certain amount of compensation for services provided. The Compensation Committee determines the base salary level of our NEOs by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the average base salaries of similarly situated employees in the New Peer Group. Base salaries for our NEOs typically are established in the first quarter of the year. However, for 2014, in conjunction with the closing of the Inland Diversified Merger, the Compensation Committee concluded that an adjustment to base salaries was appropriate as of July 1, 2014 to reflect the officers' increased responsibilities given the Company's increased portfolio, geographic scale and employee headcount. The Compensation Committee further reviewed base salaries in the first quarter of 2015 and concluded that no adjustments were appropriate.

Each of our NEOs has an employment agreement with us. Each employment agreement prohibits the named executive officer's base salary from being reduced by us during the term of the agreement without the applicable executive's consent. Thus, each named executive officer's prior year's salary effectively serves as a minimum requirement for the named executive officer's salary for the ensuing year. The Compensation Committee has complete discretion to determine whether an increase in a named executive officer's base salary is merited.

The table below sets forth the base salaries that were effective for our NEOs, as of January 1, 2014, July 1, 2014 and January 1, 2015:

	Base Salary as of:
Named Executive Officer	1/1/2014	7/1/2014	1/1/2015

John A. Kite	$605,000	$700,000	$700,000
Thomas K. McGowan	$400,000	$450,000	$450,000
Daniel R. Sink	$357,000	$400,000	$400,000
Scott E. Murray	N/A	N/A	$320,000

Future adjustments, if any, to the NEOs' base salaries will be in the sole discretion of the Compensation Committee.

BONUSES

Traditional Year-End Bonus Awards.    In February 2015, the Compensation Committee approved discretionary bonuses for our NEOs with respect to full year 2014 performance. The Compensation Committee believes that these types of bonuses motivate and reward our NEOs. Historically, each named executive officer's bonus was at the sole discretion of the Compensation Committee, although the Compensation Committee often based the precise amounts on objective factors and targets discussed at the beginning of the year and a subjective assessment of each executive's individual performance. As discussed below, for 2015 and future years, the Compensation Committee has adopted a formulaic approach.

  •
  2014 Bonus Considerations.  The Compensation Committee determined that, in considering whether to pay discretionary bonuses for 2014 performance, consistent with prior years, it would particularly focus on the following factors, weighted as indicated:

  o
  Our 2014 Funds From Operations (FFO), a widely-accepted supplemental measure of REIT performance established by NAREIT, on a per share basis, as adjusted for our one-for-four reverse share split in August 2014 and certain non-recurring items ("Per Share FFO, as adjusted") (weighted at 35%);

  o
  Our amount of leverage (adjusted net debt) as compared to our earnings before interest, taxes, and depreciation and amortization (EBITDA) (weighted at 15%);

  o
  The successful consummation of certain qualifying acquisitions (weighted at 15%);

  o
  The level at which our "same properties" achieved increases in net operating income ("same property NOI growth") compared to 2013 (weighted at 10%);

  o
  The successful start of certain qualifying development projects (weighted at 10%); and

  o
  Each NEO's individual performance (weighted at 15%).

    The Compensation Committee believes that placing more importance on Per Share FFO, as adjusted, is appropriate because the measure is easily calculated and consistent with the Compensation Committee's view that Messrs. Kite, McGowan and Sink are principally accountable for our company's financial performance as a whole. The Compensation Committee viewed the other factors to be useful because they are important indicators of our executive management's ability to (i) control leverage levels (which is currently a core operating strategy of our company), (ii) enhance the Company's balance sheet, (iii) increase revenue growth at our operating properties and (iv) improve our portfolio quality.

    In reviewing Company performance, the Compensation Committee compared our 2014 results under each of these factors to the following ranges:

Factor	Comparison Range

2014 Per Share FFO, as adjusted	$1.92 per weighted average diluted common share to $2.16 per diluted common share and higher
Leverage (net debt to adjusted EBITDA)	6.4x and below to 7.3x
Acquisitions	$25 million to $100 million and higher
Same property NOI growth	2.0% to 5.0% and higher
Development project starts	$25 million to $100 million and higher

    All of these ranges were initially recommended by our chief executive officer and reviewed by the Compensation Committee in February 2014 in consultation with the Company's independent compensation consultant. Moreover, the target ranges for both Per Share FFO, as adjusted, and same property NOI growth were consistent with the Company's disclosed guidance at the time they were set. The Compensation Committee ultimately applied these ranges as a guideline when making bonus determinations in February 2015 with respect to its evaluation of our NEOs' 2014 performance, with one exception. With respect to the acquisition component of the bonus, the Compensation Committee concluded that our NEOs were appropriately compensated for the Company's 2014 acquisitions by virtue of the special one-time awards made in July 2014 referenced above and discussed further below. Therefore, for purposes of making year-end bonus determinations, the Compensation Committee gave zero credit for acquisitions.

    For 2014, Per Share FFO, as adjusted, and development starts were within the target ranges described above. The leverage ratio and same property NOI growth for 2014 were in the superior range. As described above, while acquisitions were in the outperformance category, the Compensation Committee did not give any credit for acquisitions in 2014 for purposes of determining year-end bonuses. With respect to the individual performance component of the bonus determination, the Compensation Committee concluded that each named executive officer merited a superior performance rating, for all of the reasons described elsewhere in this discussion.

    The Compensation Committee also considered the input of Mr. Kite in making its bonus determinations with respect to Mr. McGowan and Mr. Sink, principally because the Compensation Committee believes that Mr. Kite's input is valuable given his knowledge of our operations, the day-to-day responsibilities and performance of our other NEOs, the real estate industry generally and the markets in which we operate. While the Compensation Committee considered the guidelines discussed above and Mr. Kite's input when making bonus determinations, whether, and the extent to which, an NEO was awarded a bonus were solely within the discretion of the Compensation Committee.

  •
  2014 Bonus Awards.  After reviewing and considering the factors described above, the Compensation Committee determined to award bonuses to the NEOs on an individual basis.

    The bonuses below were denominated in dollars and paid in cash with an option for each executive officer to receive a portion of the bonus in restricted common shares:

Named Executive Officer	Year End Bonus	% of Base Salary	Comparison to 2013 Year End Bonus

John A. Kite	$745,245	114%	–20%
Thomas K. McGowan	$306,574	72%	–21%
Daniel R. Sink	$250,278	66%	–21%

    The Compensation Committee believes these year-end bonuses, which were lower than those paid with respect to 2013 but higher when taking into account the special one-time awards described above, were appropriate because of the extent to which Messrs. Kite, McGowan and Sink were instrumental to the Company's successes as described above.

    The Compensation Committee determined that each officer would be given the option to receive up to 50% of his bonus in restricted common shares, which would vest ratably over three years. To further align the interests of the NEOs with the interests of shareholders and to encourage them to take a long-term view of performance, the Compensation Committee determined that the Company would match an officer's election with additional restricted common shares by up to 20%, depending on the extent to which he elected to receive restricted common shares (i.e., up to an additional 20% in restricted common shares could be awarded). These additional restricted common shares, if any (the "Company match award"), would vest ratably over three years. With respect to this portion of the 2014 performance bonus, each of Messrs. Kite, McGowan, and Sink elected to receive the maximum 50% of his bonus in restricted common shares. As a result, the bonus and Company match award for Messrs. Kite, McGowan, and Sink consisted of the following:

Named Executive Officer	Cash	Restricted Shares (#)	Match Award (# of shares)

John A. Kite	$372,622	13,079	2,615
Thomas K. McGowan	$153,287	5,380	1,076
Daniel R. Sink	$125,139	4,392	878

    The restricted common shares will vest ratably over three years from the date awarded, which was March 4, 2015. The number of restricted common shares granted as described above was based on the closing price of our common shares on March 4, 2015 of $28.49.

    Because Mr. Murray joined the Company late in the 2014 fiscal year, the Compensation Committee concluded that he was not eligible to receive a bonus award in the manner described above. However, the Compensation Committee determined that a discretionary cash bonus was appropriate given the progress that Mr. Murray already had made in pursuing various Company initiatives and awarded Mr. Murray a cash bonus of $20,000 in February 2015 relating to 2014 performance.

Adoption of Formulaic Criteria and Targets for 2015 Cash Bonus Awards.    For 2015, the Compensation Committee has adopted a formulaic approach to determining cash bonuses to replace the fully discretionary approach used over the past several years. In March 2015, the Compensation Committee approved targets and performance metrics for determining the amount of cash bonuses eligible to be earned by each of the NEOs with respect to 2015 performance under the Company's executive bonus program. Award determinations with respect to 2015 will be based on the achievement of the following objective corporate performance metrics and a subjective assessment of each individual executive's performance, weighted as indicated:

  •
  Per Share FFO, as adjusted (35%);

  •
  Adjusted net debt-to-EBITDA ratio (15%);

  •
  Portfolio lease percentage (15%);

  •
  Same property net operating income (15%); and

  •
  An assessment of the executive's individual performance (20%).

The Compensation Committee established threshold, target, superior and outperformance values for each of the foregoing corporate performance metrics. The target levels are consistent with published guidance or, for metrics for which public guidance has not been provided, the Company's strategic plan. For 2015, each of Messrs. Kite, McGowan, Sink and Murray will be eligible to receive an annual target and maximum cash bonus equal to the following percentage of his annual base salary:

	% of Base Salary
Named Executive Officer	Target	Maximum

John A. Kite	125%	250%
Thomas K. McGowan	75%	150%
Daniel R. Sink	75%	150%
Scott E. Murray	65%	130%

The Compensation Committee expects to make determinations on the cash bonus amounts to be paid to each NEO for 2015 fiscal year performance in the first quarter of 2016.

SPECIAL ONE-TIME AWARDS

In connection with the successful completion of the Inland Diversified Merger, in recognition of its transformational aspects and the contractual rights that Messrs. Kite, McGowan and Sink agreed to waive and negotiate out of their new employment agreements, and as an incentive to retain them, the Compensation Committee awarded these NEOs with special one-time awards of cash and restricted shares in July 2014. In deciding to make these special one-time awards, the Compensation Committee considered the following factors:

  •
  The extraordinary efforts of these NEOs, including the exceptional leadership of Mr. Kite, throughout the complex, nearly one-year transaction process to negotiate, execute and complete the Inland Diversified Merger, which the Compensation Committee believed would substantially increase the quality of the Company's asset portfolio while simultaneously improving the Company's financial metrics

  •
  The executives' willingness to waive existing contractual rights under their legacy employment agreements to treat the Inland Diversified Merger as a change in control that could have entitled them to substantial severance payments

  •
  Their willingness to negotiate new employment agreements to

  o
  Eliminate the right to treat a future change in control, by itself, as an event permitting resignation and the collection of severance

  o
  Eliminate excise tax gross-up payments

  o
  Require waiver and release agreements as prerequisites to their receiving several payments

  o
  Increase the non-compete periods for Messrs. Kite and McGowan from 12 to 18 months

  •
  The competitive market for proven executive leaders in the retail REIT space

  •
  The opportunity to strengthen the alignment between our NEOs' long-term compensation and the Company's long-term performance

This is the first time we have granted special one-time awards of this nature, reflecting the significance to us of the above unique factors, and similar awards will not be routinely granted in the future. As a result of these awards, Messrs. Kite, McGowan and Sink received compensation that significantly exceeds historical amounts. Messrs. Kite, McGowan and Sink each received the following:

Named Executive Officer	Cash	Restricted Shares ($ value)	Restricted Shares (# of shares) (1)

John A. Kite	$500,000	$4,500,000	183,225
Thomas K. McGowan	$150,000	$1,500,000	54,967
Daniel R. Sink	$100,000	$1,000,000	36,645

(1)
Reflects one-for-four reverse share split in August 2014

The restricted common share awards will vest ratably over a 4-year period on each of July 1, 2015, 2016, 2017 and 2018, provided that the executive officer remains employed by us on such date, and therefore also serve to encourage retention of our most valuable employees. These awards are also subject to three-year "no-sell" restrictions that prohibit the executive officers from transferring the shares for a three-year period after the awards vest, except to the extent necessary to satisfy tax obligations.

The Compensation Committee recognizes that, as a result of the special one-time bonus awards, our CEO's total reported compensation appears outsized with respect to the Company's peers and its historical practices. But we believe that the cumulative effects of the multiple, unique events that occurred in 2014 justified the special one-time bonus award. We also believe that the award's structure—with most of the award consisting of restricted stock that vests over four years and is subject to a three-year no-sell provision—maximizes the likelihood of retention and closely ties the overall value of the award to the Company's long-term performance.

SHARE-BASED INCENTIVE COMPENSATION AWARDS

All share-based compensation awards to NEOs are granted by the Compensation Committee. The Compensation Committee awarded share-based incentive compensation because it believes such compensation aligns the interests of our senior executives with those of our shareholders, consistent with our pay-for-performance philosophy. The grant date of such awards is established when the Compensation Committee approves the grant and all key terms have been determined. In some cases, the Compensation Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news.

Annual Incentive Awards for 2013 Performance.    During the first few months of each year, the Compensation Committee typically reviews the prior year's performance of our NEOs and the Company, both on an absolute basis and relative to our peers, and determines whether to make share-based incentive compensation awards to our NEOs.

Based on its review of 2013 performance, in February 2014, the Compensation Committee made a discretionary award of $1,126,734 in time-based restricted shares to our then-NEOs. The criteria used to determine the value of these restricted share awards were the same as those used to make discretionary bonus determinations with respect to 2013 performance. The actual value of these awards could vary up to 25% (upward or downward) of their target value based on these performance metrics. Based on these considerations, the awards were as follows:

Named Executive Officer	Restricted Shares ($ value)	Restricted Shares (# of shares) (1)

John A. Kite	$658,706	26,820
Thomas K. McGowan	$242,681	9,881
Daniel R. Sink	$225,347	9,175

(1)
Takes into account our one-for-four reverse share split that occurred in August 2014.

These shares vest ratably over five years from the date of award, which was February 24, 2014.

2010-2013 Performance Award. As previously disclosed, in February 2014 the Compensation Committee considered a potential grant of awards to our NEOs based on the Company's performance over a 42-month period beginning on July 1, 2010 and ending on December 31, 2013. Under the program as originally proposed in 2010, the NEOs were eligible to receive a restricted share award based on the Company's performance compared to its peer group, the NAREIT All Equity Index, and the S&P SmallCap 600 as follows: Mr. Kite – up to 75,000 shares; Mr. McGowan – up to 30,000 shares; and Mr. Sink – up to 22,500 shares (share numbers are adjusted for the Company's one-for-four reverse share split that occurred in August 2014). In February and March 2014, the Compensation Committee reviewed the Company's relative performance over the 42-month period and determined that the Company exceeded two of the three return hurdles—the Company's total shareholder return of 86% as calculated by its compensation consultant exceeded the peer group average return of 59% and the return of the NAREIT Equity Index of 61%. As a result, the Compensation Committee, in its sole discretion, elected to award additional restricted share grants to the NEOs equal to two-thirds of the originally contemplated amounts as follows (as adjusted for the Company's one-for-four reverse share split that occurred in August 2014): Mr. Kite – 50,000 shares; Mr. McGowan – 20,000 shares; and Mr. Sink – 15,000 shares. The Compensation Committee elected to make these awards in restricted common shares that vest over a five-year period, contingent on continued service by each officer through the applicable vesting period.

Cancelled Performance Grants. In February 2014, the Compensation Committee set target values for the annual incentive awards that may be awarded to our then-NEOs with respect to 2014 performance, as follows: Mr. Kite – $950,000, Mr. McGowan – $350,000, and Mr. Sink – $325,000. The Compensation Committee further determined that 60% of these awards would be eligible for grant in the form of a time-based restricted share, which would be made following a review of 2014 performance, while the remaining 40% would be eligible for grant in the form of a three-year performance share award covering the period from January 1, 2014 to December 31, 2016. However, before the Compensation Committee set the necessary performance hurdles, it considered and implemented the outperformance plan covering the period from July 1, 2014 to June 30, 2017, as described in more detail below. In light of the Compensation Committee's adoption of the outperformance plan, the Compensation Committee and the NEOs agreed to cancel the intended three-year performance awards covering the period from 2014-2016.

Determination of 2014 Time-Based Awards. With respect to time-based incentive awards based on 2014 performance, for which target values were set in February 2014 as described above, the Compensation Committee decided to reduce the time-based awards to 50% of the total allocation rather than the previously established 60% allocation. Therefore, the target awards for the time-based components were $475,000 for Mr. Kite, $175,000 for Mr. McGowan and $162,500 for Mr. Sink. Based on its review of 2014 performance, the Compensation Committee awarded an aggregate of $914,519 in time-based restricted shares to Messrs. Kite, McGowan and Sink. The Compensation Committee elected to pay this award in accordance with the 2014 performance measurement framework for annual bonuses described above (but taking into account the outperformance achieved with respect to acquisitions). Using this framework, each executive officer received a time-based equity award equal to approximately 113% of his 2014 target allocation to time-based awards as follows:

Named Executive Officer	Target Award ($ value)	Restricted Shares ($ value)	Restricted Shares (# of shares)

John A. Kite	$475,000	$534,642	18,765
Thomas K. McGowan	$175,000	$196,973	6,913
Daniel R. Sink	$162,500	$182,904	6,419

These shares vest ratably over five years from the date of award, which was March 4, 2015. These shares are also subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. While the Compensation Committee determined to make the foregoing grants to the NEOs for 2014 performance, the awards were not made until March 2015, and, therefore, the value of such awards are not part of 2014 compensation in the Summary Compensation Table included in this proxy statement. As noted above, the Compensation Committee elected to cancel the remaining 50% (originally 40%) of the award that was to be based on the Company's three-year performance covering the period from January 1, 2014 to December 31, 2016.

Outperformance Plan. In July 2014, the Compensation Committee adopted the 2014 Outperformance Program (the "OPP") under the 2013 Equity Incentive Plan (the "2013 Plan") and the partnership agreement of our operating partnership. The purpose of the OPP is to further align the interests of our shareholders and management by encouraging our senior officers and other key employees to "outperform" and to create shareholder value.

Under the OPP, participants may share in a cash-denominated "bonus pool" determined based upon our absolute and relative TSR over the measurement period beginning on July 1, 2014 and ending on the earlier to occur of June 30, 2017 or the date on which we experience a "corporate transaction" (as defined in the 2013 Plan). The bonus pool is capped at $7.5 million and will be determined at the end of the measurement period as the sum of: (i) 3% of the amount by which our cumulative TSR during the measurement period exceeds 27% over the three-year measurement period (the absolute TSR component); plus (ii) 3% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (on a percentage basis) over the measurement period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the measurement period. In addition, the relative TSR component may be a negative value equal to 3% of the amount by which we underperform the SNL Equity REIT Index by more than 300 basis points per year during the measurement period (if any). Awards under the OPP are designated as specified percentages of the final bonus pool amount.

Upon adoption of the OPP, the Compensation Committee granted individual awards under the OPP in the form of Long-Term Incentive Plan ("LTIP") units in our operating partnership that, subject to vesting and the satisfaction of other conditions, are exchangeable for a per unit value equal to the then trading price of one of our common shares. Although these LTIP units were granted prior to the determination of the bonus pool, they will only vest upon satisfaction of the performance and time vesting thresholds under the OPP, which are described below. The awards under the OPP were granted to Messrs. Kite, McGowan, Sink and Murray in the following amounts of LTIP units and bonus pool percentage interests, as adjusted for the Company's August 2014 one-for-four reverse share split:

Holder	LTIP Units (#)	Bonus Pool Interest (%)

John A. Kite	116,875	34.0%
Thomas K. McGowan	53,281	15.5%
Daniel R. Sink	36,094	10.5%
Scott E. Murray (1)	18,906	5.5%

(1)
Mr. Murray joined the Company in August 2014, but a portion of the OPP was set aside for the Company's general counsel position, and Mr. Murray was awarded these LTIP units upon the commencement of his employment.

Each of Messrs. Kite, McGowan, Sink and Murray may become eligible to vest in a maximum number of LTIP units (the "realizable LTIP units") equal to his specified percentage of the cash-denominated bonus pool, divided by the per share value of our common shares at the end of the measurement period. Under the OPP, the per share value of our common shares will be the highest 20-trading-day average market closing price per share over the 90-day period ending on the last day of the measurement period. If the executive is employed by us at the end of the measurement period, one-third of his realizable LTIP units will vest. An additional one-third of the realizable LTIP units will vest on both the one-year anniversary and two-year anniversary of the end of the measurement period, in each case, if the holder is employed by us on that date.

If the executive's employment is terminated without "cause," for "good reason," or due to his death, "disability" or "retirement" during the measurement period (as each term is defined in the OPP or the 2013 Plan, each such termination referred to as a qualifying termination), he will vest at the end of the measurement period in a pro-rated number of realizable LTIP units, determined by reference to his period of employment during the measurement period. If we experience a corporate transaction (as defined in the 2013 Plan) or the executive experiences a qualifying termination of employment, in either case, after June 30, 2017, any unvested realizable LTIP units that remain outstanding will accelerate and vest in full upon such event

The Compensation Committee expects to make similar OPP awards to our NEOs and other senior employees for future performance periods.

Signing Bonus. Mr. Murray joined the Company as Executive Vice President, General Counsel and Corporate Secretary in August 2014. In connection with his joining the Company, the Compensation Committee approved an award of 11,587 restricted shares with a grant date fair value of $300,000. These shares vest 20% on each of the first five anniversaries following the date of grant. Other than these awards, the Compensation Committee did not grant Mr. Murray any equity incentive awards with respect to 2014 performance in light of his short time with the Company.

Adoption of Formulaic Criteria and Targets for 2015 Stock Awards. After consultation with its compensation consultant, the Compensation Committee implemented a revised structure for its annual incentive awards in 2015, which it anticipates using on a prospective basis. Under this structure, the Compensation Committee establishes an overall target value of incentive compensation for each executive officer, with 50% of the target value being granted in the form of a time-based restricted shares award to be made on a discretionary basis in the spring of the following year, based on a review of the prior year's performance, and the remaining 50% being granted in the form of a three-year performance share award. The actual value of a restricted share award could vary (upward or downward) from the target value based on performance metrics.

The overall target values for these awards were set as a percentage of each named executive officer's salary, as follows:

	Target
Named Executive Officer	Value	% of Salary

John A. Kite	$1,050,000	150%
Thomas K. McGowan	$405,000	90%
Daniel R. Sink	$360,000	90%
Scott E. Murray	$240,000	75%

In connection with the setting of these overall target values, the Compensation Committee awarded each named executive officer a three-year performance award of restricted share units ("PSUs") based on 50% of his overall target value, as follows: Mr. Kite – $525,000, Mr. McGowan – $202,500, Mr. Sink – $180,000, and Mr. Murray – $120,000. These PSUs may be earned over a three-year performance period from January 1, 2015 to December 31, 2017. The performance criteria will be based on the relative TSR achieved by the Company measured against the SNL US REIT Retail Shopping Center index. The number of performance shares that may be earned will range from 50% to 200% of target depending on our TSR over the three-year measurement period in relation to specific percentiles of the peer group. Any PSUs earned at the end of the three-year period will be fully vested.

The remaining 50% of the annual incentive award for 2015 will be a time-based award that will be made on a discretionary basis in the spring of 2016 following a review of 2015 performance.

SUMMARY OF REALIZED COMPENSATION

In order to provide shareholders with a more complete picture of our NEOs' compensation, the following table shows one way in which the Compensation Committee looks at the compensation of our NEOs. This table illustrates one way to view the compensation realized by our NEOs during 2014, 2013 and 2012, which includes salary, cash bonuses paid for performance for each year (even if received in a subsequent year), the value of share and option awards that vested in each year, and other compensation amounts realized during the year. It excludes unvested grants and other amounts that will not actually be received until a future date.

This table differs from the Summary Compensation Table provided on page 52, which discloses compensation in accordance with specific SEC requirements and is not necessarily reflective of the compensation actually realized by the named executive officer in a particular year. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value share awards and option awards. SEC rules require that the grant date fair value of all share awards and option awards be reported in the Summary Compensation Table for the year in which they were granted, regardless of the year in which the awards vest. As a result, a significant portion of the total compensation reported in the Summary Compensation Table relates to awards made with respect to future years for which the value actually realized is uncertain and subject to forfeiture (and which may end up having no value at all). In contrast, this table illustrates the value of share awards and option awards actually realized (i.e., the value of the amount that vested) by each named executive officer during 2014, 2013 and 2012.

Please note that the amounts reported below differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table on page 52. Therefore, this table is not a substitute for the Summary Compensation Table.

Name and Principal Position	Year	Salary (1)	Cash Bonus (2)	Share Awards (3)	LTIP Awards (4)	Option Awards (5)	All Other Compensation (6)	Total

John A. Kite	2014	$652,500	$872,622	$508,699	—	$25,800	$10,299	$2,069,920
Chairman and Chief	2013	$605,000	$350,000	$354,498	—	$49,760	$10,948	$1,370,205
Executive Officer	2012	$597,500	$250,000	$209,048	—	$98,060	$12,640	$1,167,248

Thomas K. McGowan	2014	$425,000	$303,287	$244,031	—	$2,275	$17,354	$991,947
President and Chief	2013	$400,000	$160,000	$216,248	—	$8,771	$17,529	$802,548
Operating Officer	2012	$395,000	$160,000	$171,029	—	$41,251	$18,709	$785,989

Daniel R. Sink	2014	$378,500	$225,139	$256,351	—	$2,210	$20,476	$882,676
Executive Vice	2013	$357,000	$75,000	$183,108	—	$12,971	$18,088	$646,167
President and Chief Financial Officer	2012	$352,750	$50,000	$113,839	—	$34,601	$19,849	$571,039

Scott E. Murray	2014	$122,667	$20,000	—	—	—	$4,781	$147,448
Executive Vice	2013	—	—	—	—	—	—	—
President General Counsel and Corporate Secretary	2012	—	—	—	—	—	—	—

(1)
Represents total salary earned in each of the fiscal years shown.
(2)
Represents the discretionary cash bonuses awarded to the NEOs for the indicated year for the Company's performance in that year. Amounts for 2014 include, with respect to Messrs. Kite, McGowan and Sink, the cash portion of the special one-time awards of cash and common shares granted in connection with the successful completion of the Inland Diversified Merger in July 2014, as described above in "Compensation Discussion and Analysis."

(3)
Represents the dollar value of each executive's restricted shares that vested in the indicated year, calculated based on the value of the shares on their respective grant dates.
(4)
In July 2014, the Compensation Committee granted LTIP units in our Operating Partnership under our 2014 Outperformance Program, as further described in more detail above in "—Components of Executive Compensation—Share-Based Incentive Compensation Awards—Outperformance Plan." These LTIP unit awards will vest, if at all, only following the three-year performance period of the OPP.
(5)
Represents the dollar value of each executive's share options that vested in the indicated year, calculated based on the respective grant date fair values of the options determined in accordance with FASB ASC Topic 718.
(6)
The amount shown in the "All Other Compensation" column reflects for each named executive officer:
  •
  the value of premiums paid pursuant to health insurance benefits provided by the Company;
  •
  the value of premiums paid pursuant to life insurance benefits provided by the Company; and
  •
  matching contributions allocated by the Company pursuant to the 401(k) Plan.

  The amount attributable to each such perquisite or personal benefit (as defined by SEC rules) for each named executive officer set forth above does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer. The amount attributable to each item that is not a perquisite or personal benefit (as defined by SEC rules) does not exceed $10,000.

OTHER COMPENSATION PLANS AND PERSONAL BENEFITS

We maintain a defined contribution plan (the "401(k) Plan"). All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code. All amounts deferred by a participant, as well as the contributions we make under the 401(k) Plan, vest immediately in the participant's account. We may make "matching contributions" equal to 100% of the participant's contribution up to 3% of the employee's salary and 50% of the participant's contribution over 3% and up to 5% of the participant's salary, not to exceed an annual maximum of $17,500. During 2014, we made matching contributions totaling $24,246 to the NEOs.

We periodically provide certain benefits to our employees that we believe are important to attract and retain talented individuals. These benefits in 2014 included payments related to health care and life insurance. These benefits provided to our NEOs in 2014 are described in the Summary Compensation Table, below. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

SHARE OWNERSHIP REQUIREMENTS

Pursuant to the Company's existing policy that was adopted in 2015, our NEOs will be required to own a number of our common shares or units of limited partnership interest of Kite Realty Group, L.P. with an aggregate value calculated as a multiple of his respective base salary, as follows: Mr. Kite – common shares and units having a value equal to ten times his salary; Messrs. McGowan and Sink – common shares and units having a value equal to three times their respective salaries; and Mr. Murray – common shares and units having a value equal to two times his salary. Each of these NEOs will have the later of five years from the adoption of the policy in 2015 or his becoming a named executive officer to comply with the minimum share ownership requirement.

TAX LIMITS ON EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as "covered employees" under Section 162(m). Certain "performance-based compensation" is excluded from this $1 million cap. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
WILLIAM E. BINDLEY(Chairman) VICTOR J. COLEMAN DAVID R. O'REILLY

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our NEOs. Our NEOs for 2014 consist of our Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; and Executive Vice President, General Counsel and Corporate Secretary.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation earned, awarded or paid to the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary (1)	Bonus (2)(3)	Stock Awards (4)	All Other Compensation (5)	Total

John A. Kite	2014	$652,500	$1,245,245	$6,619,956	$10,299	$8,527,999
Chairman and Chief	2013	$605,000	$932,352	$607,352	$10,948	$2,155,832
Executive Officer	2012	$597,500	$584,203	$288,415	$12,640	$1,482,758

Thomas K. McGowan	2014	$425,000	$456,574	$2,283,892	$17,354	$3,182,820
President and Chief	2013	$400,000	$389,400	$268,620	$17,529	$1,075,549
Operating Officer	2012	$395,000	$261,000	$127,400	$18,709	$802,109

Daniel R. Sink	2014	$378,500	$350,278	$1,634,176	$20,476	$2,383,430
Executive Vice President	2013	$357,000	$318,578	$211,518	$18,088	$905,184
and Chief Financial Officer	2012	$352,750	$204,159	$119,717	$19,849	$696,475

Scott E. Murray	2014	$122,667	$20,000	$430,887	$4,781	$578,334
Executive Vice President	2013	—	—	—	—	—
General Counsel and Corporate Secretary	2012	—	—	—	—	—

(1)
"Salary" column represents total salary earned in each of the fiscal years shown.
(2)
Amounts include discretionary cash and common share bonuses related to 2014, 2013 and 2012 performance which were determined by the Committee after taking into consideration the Company's performance. The amounts disclosed include the grant date fair value of the portion of each named executive officer's bonus that each such named executive officer elected to receive in restricted common shares, as follows:

Executive	2014	2013	2012
John A. Kite	$372,622	$233,133	$234,203
Thomas K. McGowan	$153,287	$97,350	$101,000
Daniel R. Sink	$125,139	$79,644	$129,159
Scott E. Murray	—	N/A	N/A

  All of the common shares represented by these amounts vest ratably over three years from their respective grant dates.

(3)
Amounts for 2014 include, with respect to Messrs. Kite, McGowan and Sink, the cash portion of the special one-time awards of cash and common shares granted in connection with the successful completion of the Inland Diversified Merger in July 2014, as described above in "Compensation Discussion and Analysis."
(4)
For Messrs. Kite, McGowan and Sink, the amounts disclosed in this column for 2014 reflect the aggregate grant date fair value of (a) the common share portion of the special one-time awards of cash and common shares granted in connection with the successful completion of the Inland Diversified Merger in July 2014, (b) restricted common shares awarded in February 2015 as match award incentive grants relating to 2014 bonuses, (c) the share-based incentive compensation awarded to each named executive officer in

  February 2014 as restricted shares, (d) restricted shares based on the Company's performance for the 42-month period ended December 31, 2013, and (e) LTIP units in our Operating Partnership granted in July 2014 under our 2014 Outperformance Program, which will be earned, if at all, only upon vesting, as further described in more detail above in "Compensation Discussion and Analysis," all as follows:

Executive	Special One- Time Awards (Restricted Shares)	Restricted Shares	42-month Performance Award	OPP Awards
John A. Kite	$3,893,526	$733,230	$1,184,000	$809,200
Thomas K. McGowan	$1,168,054	$273,338	$473,600	$368,900
Daniel R. Sink	$778,701	$250,375	$355,200	$249,900
Scott E. Murray	N/A	N/A	N/A	N/A

  For Mr. Murray, the amounts disclosed in this column for 2014 reflect the grant date fair value of the grant of restricted shares he received in August 2014 upon joining the Company. The amounts disclosed in this column for 2013 and 2012 reflect the aggregate grant date fair value of the restricted common shares that were granted to our NEOs in February 2014 and February 2013, respectively, as part of their bonus compensation relating to 2013 and 2012 performance, respectively, and in the case of 2013, the aggregate grant date fair value of share-based incentive compensation awarded to each named executive officer in 2013. All of the restricted shares represented by the amounts set forth in this column will vest ratably over five years from the date of grant, and the special one-time awards are also subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. The LTIP awards will vest, if at all, only following the relevant performance period as described in more detail above in "Compensation Discussion and Analysis."

(5)
The amount shown in the "All Other Compensation" column reflects for each named executive officer:
  •
  the value of premiums paid pursuant to health insurance benefits provided by the Company;
  •
  the value of premiums paid pursuant to life insurance benefits provided by the Company; and
  •
  matching contributions allocated by the Company pursuant to the 401(k) Plan.

  The amount attributable to each such perquisite or personal benefit (as defined by SEC rules) for each named executive officer set forth above does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer. The amount attributable to each item that is not a perquisite or personal benefit (as defined by SEC rules) does not exceed $10,000.

GRANT OF PLAN-BASED AWARDS IN 2014

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2014.

						All Other Stock Awards: Amount of Shares of Stock or Stock Units (#)
								Full Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position
	Grant Date		Threshold	Target	Maximum

John A. Kite	2/24/2014		—	—	—	40,109	(1)	$985,077
Chairman and Chief	3/25/2014		—	—	—	50,000	(4)	$1,184,000
Executive Officer	7/2/2014	(5)	—	—	—	183,225		$3,893,526
	7/28/2014	(6)	—	—	$2,550,000	—		—

Thomas K. McGowan	2/24/2014		—	—	—	15,431	(2)	$378,985
President and Chief	3/25/2014		—	—	—	20,000	(4)	$473,600
Operating Officer	7/2/2014	(5)	—	—	—	54,967		$1,168,054
	7/28/2014	(6)	—	—	$1,162,500	—		—

Daniel R. Sink	2/24/2014		—	—	—	13,715	(3)	$336,840
Executive Vice President and	3/25/2014		—	—	—	15,000	(4)	$355,200
Chief Financial Officer	7/2/2014	(5)	—	—	—	36,645		$778,701
	7/28/2014	(6)	—	—	$787,500	—		—

Scott E. Murray
Executive Vice President,	8/19/2014		—	—	—	11,587		$299,987
General Counsel & Corporate Secretary	8/6/2014		—	—	$412,500	—		—

(1)
9,492 of these shares vest ratably over a three-year period, contingent on continued service by the officer through the applicable vesting date. The remaining shares vest ratably over a five-year period, contingent on continued service by the officer through the applicable vesting date. The total number of shares awarded was equal to the amount earned divided by the closing price of our common shares on February 24, 2014.
(2)
3,964 of these shares vest ratably over a three-year period, contingent on continued service by the officer through the applicable vesting date. The remaining shares vest ratably over a five-year period, contingent on continued service by the officer through the applicable vesting date. The total number of shares awarded was equal to the amount earned divided by the closing price of our common shares on February 24, 2014.
(3)
3,242 of these shares vest ratably over a three-year period, contingent on continued service by the officer through the applicable vesting date. The remaining shares vest ratably over a five-year period, contingent on continued service by the officer through the applicable vesting date. The total number of shares awarded was equal to the amount earned divided by the closing price of our common shares on February 24, 2014.
(4)
These restricted common shares will vest ratably over a period of five years, contingent on continued service by the officer through the applicable vesting date.
(5)
Represents the special one-time awards of common shares granted in July 2014 in connection with the successful completion of the Inland Diversified Merger, the anticipated new employment agreements, and the other factors addressed in more detail above in "Compensation Discussion and Analysis." These shares will vest ratably over five years from the date of grant and are subject to a three-year no-sell provision.

(6)
LTIP units in our Operating Partnership granted in July 2014 under our 2014 Outperformance Program which are required to be shown but which may never be earned, as further described in more detail above in "Compensation Discussion and Analysis."

ADDITIONAL INFORMATION RELATED TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN BASED-AWARDS TABLE

Employment Agreements.    On July 28, 2014, we entered into new employment agreements with each of Messrs. Kite, McGowan and Sink. These new employment agreements were effective as of July 1, 2014 and superseded their previous agreements with us, which were initially entered into in 2004 in connection with our initial public offering and renewed annually each year thereafter. In addition, on August 6, 2014, we entered into an employment agreement with Mr. Murray in connection with his joining our Company.

  •
  The term of each employment agreement is three years from July 1, 2014 for Messrs. Kite, McGowan and Sink and from August 18, 2014 until June 30, 2017 for Mr. Murray, with automatic one-year renewals on each anniversary, unless the Board or the executive elects not to extend the term by providing the other party with 90 days' written notice.

  •
  The employment agreements set the following base salaries and annual cash incentive targets for the executives:

Executive	Base Salary	Annual Cash Incentive Target
John A. Kite	$700,000	125% of Base Salary
Thomas K. McGowan	$450,000	75% of Base Salary
Daniel R. Sink	$400,000	75% of Base Salary
Scott E. Murray	$320,000	60% of Base Salary
  •
  The provisions of each employment agreement do not permit the executive's base salary to be reduced by us during the term of the agreement. Thus, each executive's prior year salary effectively serves as a minimum requirement for the named executive officer's salary for the ensuing year. For a discussion of the NEOs' 2014 base salaries, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Base Salaries."

  •
  The employment agreements also provide that the executives are entitled to participate in our 2013 Equity Incentive Plan and any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, and similar benefits commensurate with the benefits we provide to our senior executives generally. For information related to the additional benefits provided to our NEOs, please see the "All Other Compensation" column of the "Summary Compensation Table" above.

  •
  Under each employment agreement, if the executive is terminated by us without "cause" (including our election not to extend the term of his agreement but not on account of "disability") or resigns for "good reason" (each as defined in his employment agreement), he will be entitled to certain severance payments, as described in detail below under "—Potential Payments Upon Termination or Change-in-Control."

  •
  Each employment agreement contains confidentiality, non-competition, non-solicitation and non-disparagement restrictions during the term of the employment agreement and for certain specified periods thereafter. The non-competition restricted period is 18 months for Mr. Kite and Mr. McGowan and 12 months for Mr. Sink and Mr. Murray.

Discretionary Bonuses and Equity Awards.    Each of Messrs. Kite, McGowan and Sink received in 2015 discretionary bonuses that were paid in the form of cash and common shares related to 2014 performance. For a discussion of these awards, including their material terms and features, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Grants of Share-Based Incentive Compensation Awards" and the "Summary Compensation Table," including the footnotes to such tables. In 2014 and 2013, each of Messrs. Kite, McGowan and Sink (as our then-NEOs) received discretionary bonuses paid in the form of cash and common shares related to 2013 and 2012 performance, respectively. See footnotes 2, 3 and 4 to the "Summary Compensation Table" above. In recent years, we have also made additional grants of restricted common shares to each of Messrs. Kite, McGowan and Sink (as our then-NEOs). See "Compensation Discussion and Analysis—Components of Executive Compensation—Grants of Share-Based Incentive Compensation Awards," the "Summary Compensation Table" and the "Grants of Plan Based Awards in 2014" Table, including the footnotes to such tables.

LTIP Units.    In connection with the implementation of the OPP, we amended the operating partnership's partnership agreement to create the LTIP units as a new class of limited partnership units. LTIP units are structured to qualify as "profits interests" for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Any LTIP units issued by the operating partnership may be subjected to vesting requirements as determined by the Compensation Committee.

LTIP Units do not participate in quarterly per unit cash distributions until the date specified in the applicable grant agreement (the "distribution participation date"). The distribution participation date for the LTIP units granted in July 2014 is after the three-year performance period ends. Commencing on the distribution participation date, LTIP units receive the same quarterly per unit cash distributions as the other outstanding Class A units in the operating partnership. In addition, subject to certain limitations, as of the distribution participation date for each vested LTIP unit, the holder of such LTIP unit receives a special cash distribution equal to the amount of cash distributions per unit that were paid on the Class A units during the period from issuance of such LTIP unit until the distribution participation date for such LTIP unit, multiplied by 10%.

Net income and net loss are allocated to LTIP units from the date of issuance of the LTIP units until the distribution participation date for such LTIP Units in amounts per LTIP unit equal to the amounts allocated per Class A unit for the same period, multiplied by 10%. Commencing on the distribution participation date for the LTIP units, net income and net loss are allocated to such LTIP units in amounts per LTIP unit equal to the amounts allocated per Class A unit.

Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder would receive nothing if the operating partnership were liquidated immediately after the LTIP unit is awarded. However, "book gain" or economic appreciation in our assets realized by the operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable treasury regulations, first will be allocated to the LTIP units until the capital account per LTIP unit is equal to the capital account per Class A unit in the operating partnership. The applicable treasury regulations and the partnership agreement provide that assets of the operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of the operating partnership, upon a distribution by the operating partnership to a partner in redemption of partnership interests, upon the liquidation of the operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of an LTIP unit with the per unit capital account of the Class A units (and full vesting of the LTIP unit, if such unit is subject to vesting), the LTIP unit will be convertible by the holder or by the operating partnership into one Class A unit, subject to certain exceptions and adjustments. However, in no event may a holder of vested LTIP units convert a number of vested LTIP Units that exceeds (i) the capital account balance attributable to the LTIP units, divided by (ii) the capital account balance attributable to Class A units. There is a risk that an LTIP unit will never become convertible into one Class A unit because of insufficient gain realization to equalize capital accounts, and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of the Company's common shares. Any Class A units issued upon conversion of vested LTIP units are subject to mandatory redemption by the operating partnership, for cash or our common shares at the operating partnership's sole discretion, at any time after the service of the grantee of such LTIP units to us or operating partnership is terminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2014

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2014.

	Option Awards (1)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John A. Kite	50,664	—	$49.16	3/7/2018
Chairman and	15,000	—	$14.24	2/23/2019
Chief Executive	12,084	416	$16.60	2/22/2020
Officer	14,618	4,449	$21.04	2/18/2021
					323,653	$9,301,802	467,500	$2,550,000

Thomas K. McGowan	34,070	—	$49.16	3/7/2018
President and	1,541	146	$16.60	2/22/2020
Chief Operating Officer					110,926	$3,188,035	213,125	$1,162,500

Daniel R. Sink	22,689	—	$49.16	3/7/2018
Executive Vice	13,500	—	$14.24	2/23/2019
President and	3,021	104	$16.60	2/22/2020
Chief Financial Officer					85,392	$2,454,173	144,375	$787,500

Scott E. Murray
Executive Vice President, General Counsel and Corporate Secretary					11,587	$333,010	75,625	$412,500

(1)
Common share option awards vest over five years and expire ten years from the grant date. Twenty percent of the common share options vest on the one-year anniversary of the grant date and the remaining common share options vest monthly over the subsequent 48 months.
(2)
Represents restricted common share awards granted prior to January 1, 2015, all of which vest ratably over three to five years beginning on the first anniversary date of the grant and are not subject to any performance criteria, and in some cases are subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. Also represents grants of LTIP units under our OPP. Following is a table that reflects restricted common share grants that are not fully vested as of December 31, 2014:

Name	Grant Date	# of Shares Granted	Vesting Period (Years)

John A. Kite	2/22/10	4,446	5
	2/18/11	12,084	5
	2/16/12	17,708	3
	2/16/12	4,155	5
	2/13/13	7,703	3
	5/9/13	9,264	3
	5/9/13	24,041	5
	2/24/14	9,492	3
	2/24/14	30,616	5
	3/25/14	50,000	5
	7/2/14	183,244	4

Thomas K. McGowan	2/22/10	2,242	5
	2/18/11	10,237	5
	2/16/12	5,699	3
	2/16/12	969	5
	2/13/13	3,441	3
	5/9/13	3,995	3
	5/9/13	10,683	5
	2/24/14	3,963	3
	2/24/14	11,466	5
	3/25/14	20,000	5
	7/2/14	54,967	4

Daniel R. Sink	2/22/10	1,550	5
	2/18/11	7,738	5
	2/16/12	8,271	3
	2/16/12	2,249	5
	2/13/13	2,691	3
	5/9/13	5,109	3
	5/9/13	9,150	5
	2/24/14	3,197	3
	2/24/14	10,472	5
	3/25/14	15,000	5
	7/2/14	36,644	4

Scott E. Murray	8/19/14	11,587	5
(3)
Takes into account our one-for-four reverse share split that occurred in August 2014.
(4)
Based on the closing share price on December 31, 2014 of $28.74.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth the number of stock options that were exercised during 2014 and the value realized on exercise, and the amounts and value of restricted common shares that vested during 2014 for each named executive officer.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)

John A. Kite	—	$—	21,687	$543,834
Chairman and Chief Executive Officer

Thomas K. McGowan	—	$—	10,058	$250,584
President and Chief Operating Officer

Daniel R. Sink	—	$—	10,657	$265,113
Executive Vice President and Chief Financial Officer

Scott E. Murray	—	$—	—	$—
Executive Vice President, General Counsel and Corporate Secretary

(1)
Value realized on vesting was determined using the closing price of the Company's common shares on the respective dates that the restricted shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We may be required to make certain payments to our NEOs in the event their services are terminated or we experience a change in control. Under the terms of our employment agreements with Messrs. Kite, Sink, McGowan and Murray, the amount of these payments (and whether we would be required to make them) depends on the nature of the executive's termination. The various termination and change-in-control scenarios and the amounts we would be required to pay upon the occurrence of each are described below.

Termination by us without "Cause" (including our non-renewal of the employment agreement) or by the named executive officer for "Good Reason"	In this scenario, the named executive officer would be entitled to:

•

compensation accrued at the time of termination

•

a lump sum severance payment equal to his "severance multiple" (which for Mr. Kite and Mr. McGowan is three and for Mr. Sink and Mr. Murray is two), multiplied by the sum of his base salary then in effect and the average annual incentive compensation actually paid to the Executive with respect to the prior three fiscal years

•

a lump sum severance payment equal to his pro rata annual incentive compensation for the year of termination, subject to the performance criteria having been met for that year unless termination occurs in the year of a "change in control" (as defined in the executive's employment agreement)

• continued medical, prescription and dental benefits to the Executive and/or the Executive's family for 18 months after the Executive's termination date

•

full and immediate vesting of his equity awards that are subject only to time-vesting based on service

•

pro-rata vesting of his performance-based equity awards if the performance objectives are achieved at the end of the performance period, except that if the termination of employment occurs during an outstanding performance period in which a "change in control" (as defined in the executive's employment agreement) occurred, there will be full and immediate vesting of his performance-based equity awards as of his termination date at the greater of (A) the target level on his termination date or (B) actual performance as of his termination date

Termination by us for "Cause" or by the named executive officer without "Good Reason" (including his non-renewal of the employment agreement)	In this scenario, the named executive officer would be entitled to: • compensation accrued at the time of termination

Termination for Death or Disability	In this scenario, the named executive officer would be entitled to:

•

compensation accrued at the time of termination

•

the amount of his compensation accrued as of the termination date

•

a lump sum payment equal to his pro rata annual incentive compensation target for the year of termination

•

continued medical, prescription and dental benefits to him and/or his family for 18 months after his termination date

•

full and immediate vesting of his equity awards, other than any performance-based equity award that is designated as an outperformance award and that specifically supersedes the vesting provision of his employment agreement

Change in Control	Under the 2013 Equity Incentive Plan, in the event of a "corporate transaction" (as defined in the plan) where outstanding equity awards are not assumed by our corporate successor, the named executive officer would receive:

•

full and immediate vesting of all equity awards that were granted under our previous equity incentive plans

•

full and immediate vesting of all time-vested equity awards granted under the 2013 Plan (unless we elect to cancel such awards and pay equivalent value for them)

•

settlement of performance awards (i) at target if less than half the performance period has passed or if actual performance is not determinable, and (ii) based on actual performance to date if at least half the performance period has passed

For purposes of the foregoing scenarios, "Cause," "Good Reason" and "Change in Control" are defined as follows:

  •
  Cause.  Each of the employment agreements generally defines "cause" as an executive's (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

  •
  Good Reason.  Each of the employment agreements generally defines "good reason" as (i) a material reduction in the executive's authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (ii) a material reduction in the executive's annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iii) our requirement that the executive's work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; or (v) our material breach of the employment agreement.

  •
  Corporate Transaction.  The 2013 Plan generally defines "change in control" as the first to occur, in a single transaction or in a series of related transactions, of any of the following events: (i) our dissolution or liquidation or a merger, consolidation, or reorganization of us with one or more other entities in which we are not the surviving entity; (ii) a consummated sale of all or substantially all of the assets of us to another person or entity; (iii) any transaction (including a merger or reorganization in which we are the surviving entity) that results in any person or entity (other than persons or entities who are shareholders or affiliates of us immediately prior to the transaction) owning 30% or more of the combined voting power of all classes of our shares; or (v) a change in the composition of our Board of July 23, 2004 in which the incumbent trustees cease, for any reason, to constitute a majority of the Board unless each trustee who was not an incumbent trustee was elected, or nominated for election, by a majority of the incumbent trustees and trustees subsequently so elected or nominated, excluding those trustees who assumed office as a result of an actual or threatened election contest or other solicitation of proxies by or on behalf of an individual, entity or group other than the Board.

QUANTIFICATION OF BENEFITS UNDER TERMINATION EVENTS

The tables below set forth the amount that we would be required to pay each of the NEOs under the termination events or described above or upon a change in control, assuming the termination or change in control occurred on December 31, 2014.

Benefits and Payments	Without Cause or For Good Reason (1)		For Cause or Without Good Reason (2)	Death or Disability	Change-in- Control (No Termination) (3)

John A. Kite

Cash Severance	$5,332,271		$—	$—	$—
Bonus earned in 2014 but not yet paid	$745,245		$—	$745,245	$—
Accelerated Vesting of Non-Vested Equity Awards	$9,959,408	(4)	$—	$9,341,118	$11,891,118
Medical Benefits	$13,198		$—	$—	$—

Total	$16,050,122		$—	$10,086,363	$11,891,118

Thomas K. McGowan

Cash Severance	$2,734,281		$—	$—	$—
Bonus earned in 2014 but not yet paid	$306,574		$—	$306,574	$—
Accelerated Vesting of Non-Vested Equity Awards	$3,471,673	(4)	$—	$3,189,805	$4,352,305
Medical Benefits	$8,181		$—	$—	$—

Total	$6,520,709		$—	$3,496,379	$4,352,305

Daniel R. Sink

Cash Severance	$1,425,741		$—	$—	$—
Bonus earned in 2014 but not yet paid	$250,278		$—	$250,278	$—
Accelerated Vesting of Non-Vested Equity Awards	$2,646,380	(4)	$—	$2,455,438	$3,242,938
Medical Benefits	$13,198		$—	$—	$—

Total	$4,335,598		$—	$2,705,716	$3,242,938

Scott E. Murray

Cash Severance	$660,000		$—	$—	$—
Bonus earned in 2014 but not yet paid	$20,000		$—	$20,000	$—
Accelerated Vesting of Non-Vested Equity Awards	$433,028	(4)	$—	$333,010	$745,510
Medical Benefits	$3,092		$—	$—	$—

Total	$1,116,120		$—	$353,010	$745,510

(1)
Includes non-renewal by us of the executive's employment agreement.
(2)
Includes non-renewal by the executive of his employment agreement.
(3)
Consists of a "Corporate Transaction" under the 2013 Equity Incentive Plan in which outstanding equity awards are not assumed by our corporate successor. Amounts in this column are payable solely by operation of our 2013 Equity Incentive Plan. During 2014, we renegotiated our NEOs' employment agreements to, among other things, eliminate "single-trigger" severance payments upon a change in control. See "Compensation Discussion and Analysis—Impact of the Inland Diversified Merger."
(4)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2014 Table) multiplied by the closing price of our common shares of $28.74 on December 31, 2014 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2014 Table) multiplied by the difference between the closing price of our common shares of $28.74 on December 31, 2014 and the exercise price of the common share options. Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price of $28.74 on December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	248,991	$33.88	1,070,529
Equity compensation plans not approved by shareholders	—	—	—

Total		$33.88	1,070,529

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee's selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal four. For purposes of approving proposal four, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders' best interests. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES

Our consolidated financial statements for the years ended December 31, 2014 and 2013 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for those years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees (1)	$1,106,000	$890,000
Audit-Related Fees (2)	$207,000	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,313,000	$890,000

(1)
Represents fees for the audit of the financial statements and the attestation on the effectiveness of internal control over financial reporting. Also includes fees totaling $107,000 in 2014 and $215,000 in 2013 associated with our common share offerings and other registration statements.
(2)
Represents certain due-diligence-related fees associated with our acquisition activity during 2014.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee's policy is to review and pre-approve, either pursuant to the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company's independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $150,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

All audit-related and non-audit services provided to us by Ernst & Young LLP since our initial public offering have been pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Mr. Gerald W. Grupe, Ms. Christie B. Kelly, Mr. David R. O'Reilly and Mr. Charles H. Wurtzebach. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company's independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received both the written disclosures and the letter regarding the independent auditor's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence. In addition, the Audit Committee considers whether the provision of non-audit services, and the fees charged for such non-audit services, by the independent auditor are compatible with maintaining the independence of the independent auditor from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements for 2014 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Trustees
CHARLES H. WURTZEBACH (CHAIRMAN) GERALD W. GRUPE CHRISTIE B. KELLY DAVID R. O'REILLY

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P. (our operating partnership), by:

  •
  each of our trustees;

  •
  each of our NEOs;

  •
  all of our trustees and executive officers as a group; and

  •
  each person known to us to be the beneficial owner of more than five percent of our common shares.

Unless otherwise indicated, the information set forth below is as of April 1, 2015, the record date for the annual meeting. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or operating partnership units.

The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES AND UNITS BENEFICIALLY OWNED	% OF ALL SHARES (1)	% OF ALL SHARES AND UNITS (2)
Executive Officers and Trustees

John A. Kite (3)	974,698	1.16%	1.14%
Thomas K. McGowan (4)	358,890	*	*
Daniel R. Sink (5)	169,137	*	*
Scott E. Murray	11,587	*	*
William E. Bindley	51,749	*	*
Victor J. Coleman	5,817]	*	*
Lee A. Daniels	2,584	*	*
Gerald W. Grupe	5,018	*	*
Christie B. Kelly	4,096	*	*
David R. O'Reilly	2,466	*	*
Barton R. Peterson	3,973	*	*
Charles H. Wurtzebach	1,272	*	*
All executive officers and trustees as a group (12 persons)	1,590,014	1.88%	1.85%
More than Five Percent Beneficial Owners

The Vanguard Group, Inc. (6)	11,711,295	14.02%	13.75%
FMR LLC (7)	9,179,611	10.99%	10.78%
Blackrock, Inc. (8)	7,699,722	9.22%	9.04%
Vanguard Specialized Funds (9)	6,172,824	7.39%	7.25%

*
Less than 1%
(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 83,508,246 common shares outstanding as of April 1, 2015, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of April 1, 2015, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). All limited partnership units held by the named persons are currently redeemable for common shares or cash at the Company's option.
(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 83,508,246 common shares outstanding as of April 1, 2015, (b) 1,641,443 limited partnership units outstanding as of April 1, 2015 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of April 1, 2015.
(3)
Includes 364,505 common shares (321,059 of which are restricted subject to time vesting) and 513,723 limited partnership units owned directly by Mr. John A. Kite, 2,098 common shares owned by Mr. Kite's spouse, and 94,372 common shares which John A. Kite has the right to acquire upon exercise of common share options. Of the shares and units included as beneficially owned by Mr. John A. Kite, 9,857 shares and 342,067 units are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates.

(4)
Includes 152,495 common shares (110,944 of which are restricted subject to time vesting) and 165,638 limited partnership units owned directly by Thomas K. McGowan, 35,758 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, and 5,000 limited partnership units held by an irrevocable trust.
(5)
Includes 114,440 common shares (84,944 of which are restricted subject to time vesting) and 15,384 limited partnership units owned directly and 39,314 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.
(6)
Based on information provided by The Vanguard Group, Inc. ("Vanguard Group") in a Schedule 13G/A filed with the SEC on February 10, 2015. Vanguard Group has sole voting power with respect to 186,403 shares, shared voting power with respect to 68,575 shares, sole dispositive power with respect to 11,566,967 of these shares and shared dispositive power with respect to 144,328 of these shares. The address of Vanguard Group, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Group reports that it is the parent holding company for certain persons or entities that have acquired our common shares and that are listed in that Schedule 13G/A.
(7)
Based on information provided by FMR, LLC in a Schedule 13G/A filed jointly with the SEC on February 13, 2015 by FMR, LLC, Edward C. Johnson, III and Abigail P. Johnson. FMR, LLC has sole voting power with respect to 2,963,002 shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares. Each of Edward C. Johnson, III and Abigail P. Johnson report sole dispositive power with respect to the entire number of these shares. The address of FMR, LLC and the related reporting persons, as reported by it in the Schedule 13G/A, is 245 Summer Street, Boston, MA 02210. FMR, LLC reports that it is the parent holding company for certain persons or entities that have acquired our common shares and that are listed in that Schedule 13G/A.
(8)
Based on information provided by BlackRock, Inc. ("BlackRock") in Schedule 13G/A filed with the SEC on January 15, 2015. BlackRock has sole voting power with respect to 7,561,059 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares. The address of Blackrock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10022.
(9)
Based on information provided by Vanguard Specialized Funds – Vanguard REIT Index Fund ("Vanguard Specialized Funds") in a Schedule 13G/A filed with the SEC on February 6, 2015. Vanguard Specialized Funds has sole voting power with respect to the entire number of these shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of these shares. The address of Vanguard Specialized Funds, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PERSON TRANSACTION POLICY

We have adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by our Corporate Governance and Nominating Committee, and if appropriate, a majority of the disinterested trustees of our Board. The policy applies to transactions or arrangements between us and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. This policy does not, however, apply with respect to general conflicts between our interests and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with our separate Code of Business Conduct and Ethics and other procedures and guidelines that we may implement from time to time.

Under the policy, the trustees and executive officers are responsible for identifying and reporting to our CFO any proposed transaction with a related person. Upon notification, the CFO begins collecting information regarding the transaction and notifies the Corporate Governance and Nominating Committee Chairperson of such transaction. The Chairperson of the Corporate Governance and Nominating Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Corporate Governance and Nominating Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of our Board in accordance with our declaration of trust or Corporate Governance Guidelines, the Corporate Governance and Nominating Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for us to engage in the proposed transaction. If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction. If the proposed transaction is not required to be approved by a majority of the disinterested members of our Board, the Corporate Governance and Nominating Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties. Other than as discussed below, there were no other transactions during 2014 that were subject to our related person transaction policy.

CONTRACTS WITH KMI MANAGEMENT, LLC

We have entered into an agreement to reimburse KMI Management, LLC, in which John A. Kite and Thomas K. McGowan own direct or indirect interests, for company use of an airplane owned by KMI Management. This agreement allows for the use by us of the airplane solely for business related travel for an established reimbursement amount per hour plus applicable taxes. During 2014, expense reimbursement to KMI Management was approximately $311,000 for the use of the airplane. Neither Mr. Kite nor Mr. McGowan has any direct interest in the expense reimbursement made to KMI Management, LLC, other than with respect to their ownership interests in that entity.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2014.

OTHER MATTERS TO COME BEFORE THE 2015 ANNUAL MEETING

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

SHAREHOLDERS PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 22, 2015. However, if we hold our 2016 annual meeting on a date that is more than 30 days before or after May 21, 2016, shareholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

In addition, any shareholder who wishes to propose a nominee to our Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the our Board and the proposal of business to be considered by the shareholders for the 2015 annual meeting must be received no earlier than December 22, 2015 and not later than 5:00 p.m. EST on January 21, 2016. However, in the event that the date of the notice of the 2016 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the notice of the 2015 annual meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for the 2016 annual meeting and not later than 5:00 p.m. EST on the later of the 90th day prior to the date of mailing of the notice for the 2016 meeting or the tenth day following the date that we publicly announce the date of mailing of the notice for the 2016 annual meeting.

Pursuant to SEC rules, if a shareholder notifies us after March 7, 2016 of an intent to present a proposal at the 2016 annual meeting of shareholders and the proposal is voted upon at the 2016 annual meeting, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDER MEETING ON MAY 21, 2015

This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2014 are available on our website at www.kiterealty.com under the investor relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2014 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014 for a reasonable fee.

* * * *

By Order of the Board of Trustees,

SCOTT E. MURRAY
Executive Vice President, General Counsel and Corporate Secretary

Indianapolis, Indiana
April     , 2015

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000242165_1 R1.0.0.51160 For Withhold For All All All Except The Board of Trustees recommends you vote FOR the following: 1. Election of Trustees Nominees 01 John A. Kite 02 William E. Bindley 03 Victor J. Coleman 04 Lee A. Daniels 05 Gerald W. Grupe 06 Christie B. Kelly 07 David R. O'Reilly 08 Barton R. Peterson 09 Charles H. Wurtzebach Kite Realty Group Trust 30 South Meridian Street Suite 1100 Indianapolis, In 46204 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Trustees recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve an amendment to our declaration of trust to decrease the total number of authorized shares from 450,000,000 to 225,000,000. 3 Advisory vote on executive compensation. 4 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Kite Realty Group Trust for the fiscal year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000242165_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . KITE REALTY GROUP TRUST Proxy Solicited By The Board Of Trustees For The Annual Meeting of Shareholders To Be Held May 21, 2015 The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 2015, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 on Tuesday, May 21, 2015 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2, 3 AND 4 AND WITH RESPECT TO ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ABOVE Continued and to be signed on reverse side